UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Alliance Data Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE DATA SYSTEMS CORPORATION
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
(214) 494-3000

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2014

To the stockholders of Alliance Data Systems Corporation:

We will hold the 2014 annual meeting of our stockholders at our corporate headquarters, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024, on Thursday, June 5, 2014 at 10:00 a.m. (local time), for the following purposes:

(1)	to re-elect six directors;

(2)	to hold an advisory vote on executive compensation;

(3)	to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2014; and

(4)	to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders of record as of April 7, 2014 are the only stockholders entitled to vote at the meeting and any adjournments or postponements thereof. You are cordially invited to attend the meeting, but whether or not you expect to attend in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials, including this proxy statement and our annual report on Form 10-K for the year ended December 31, 2013, over the Internet.  As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials.  The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a notice will receive a paper copy of our proxy materials by mail.  This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

By Order of the Board of Directors
/s/ Leigh Ann K. Epperson

Leigh Ann K. Epperson
Corporate Secretary

April 21, 2014
Plano, Texas

ALLIANCE DATA SYSTEMS CORPORATION
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
(214) 494-3000

PROXY STATEMENT
2014 Annual Meeting of Stockholders
To be Held on June 5, 2014

The board of directors of Alliance Data Systems Corporation is soliciting your proxy to vote at the 2014 annual meeting of stockholders to be held on June 5, 2014 at 10:00 a.m. (local time) and any adjournments or postponements of that meeting. The meeting will be held at our corporate headquarters, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

The Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying proxy card, notice of meeting and annual report on Form 10-K for the year ended December 31, 2013 were first mailed on or about April 21, 2014 to all stockholders of record as of April 7, 2014. Our only voting securities are shares of our common stock, of which there were 56,234,462 shares outstanding as of April 7, 2014. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices at 7500 Dallas Parkway, Suite 700, Plano, Texas 75024 and at the annual meeting.

Questions and Answers about the Proxy Process

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

Pursuant to Securities and Exchange Commission (“SEC”) rules, we are providing access to our proxy materials over the Internet.  As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials or proxy card contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

We are providing those of our stockholders that have previously requested a paper copy of our proxy materials with paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials.  Our proxy materials are also available on our company website at http://www.alliancedata.com.

What is the purpose of holding this meeting?

We are holding the 2014 annual meeting of stockholders to re-elect six directors, to hold an advisory vote on executive compensation and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. The director nominees, all of whom are currently serving as directors, have been recommended by our nominating/corporate governance committee to our board of directors; and our board of directors has nominated the six nominees and recommends that our stockholders re-elect them as directors. The board of directors also recommends that our stockholders approve, on an advisory basis, the compensation of our named executive officers and ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.  If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

How does the proxy process and stockholder voting operate?

The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other strategic corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled stockholder meeting, describe the directors presented for re-election, include information about the advisory vote on executive compensation, include information regarding the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and include other information required to be disclosed to stockholders. Stockholders may vote by telephone or through the Internet, or by returning a proxy card, without having to attend the stockholder meeting in person.

By executing a proxy, you authorize Charles L. Horn and Laura Santillan, and each of them, to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares of common stock as of the record date entitled to vote) must be represented at the meeting in person or by proxy. Because few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the meeting in person or grant a proxy to vote your shares to assure a quorum is present so corporate business can be transacted. If a quorum is not present, we must adjourn the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of our company or its stockholders.

Why did I receive these materials?

All of our stockholders as of the close of business on April 7, 2014, the record date, are entitled to vote at our 2014 annual meeting. We are required by law to distribute the Notice of Internet Availability of Proxy Materials or a full set of proxy materials to all of our stockholders as of the record date.

What does it mean if I receive more than one set of materials?

This means your ownership of shares is registered under different names. For example, you may own some shares directly as a “registered holder” and other shares through a broker in “street name,” or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you either to attend in person (please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name), to vote your shares by telephone or through the Internet by following the instructions provided in each Notice of Internet Availability of Proxy Materials, or to return each signed, dated and marked proxy card if you received a paper copy of the proxy card. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

If I own my shares through a broker, how is my vote recorded?

Brokers typically own shares of common stock for many stockholders who are referred to as “beneficial owners.” In this situation, the “registered holder” on our stock register is the broker or its nominee. The beneficial owners do not appear in our stockholder register, and their ownership is often referred to as holding shares in “street name.” Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform us how many of their clients are beneficial owners, and we provide the broker with the appropriate number and type of proxy materials. Each broker then forwards the appropriate proxy materials to its clients who are beneficial owners to obtain their votes. When you receive proxy materials from your broker, instructions will be included to submit your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy reflecting the aggregate votes of the beneficial owners for whom it holds shares.

How do I vote?

You may attend the annual meeting and vote your shares in person.  Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card. To grant your proxy to vote by mail, sign and date each proxy card you receive, indicating your voting preference on each proposal, and return each proxy card in the prepaid envelope that accompanied that proxy card. If you return a signed and dated proxy card but you do not indicate your voting preference, your shares, except for those shares you own beneficially or in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, will be voted in favor of the six director nominees, the approval, on an advisory basis, of the compensation of our named executive officers, and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014, all in accordance with the recommendation of our board of directors.  If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 11:59 p.m. eastern daylight time on June 4, 2014. For shares you own in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your proxy card or voting instructions must be received by June 2, 2014.  All outstanding shares of common stock for which you have provided instructions that are received by the applicable deadline will be voted.

Does my vote matter?

Yes. Corporations are required to obtain stockholder approval for the election of directors and certain other important matters. Stockholder participation is not a mere formality. Each share of our common stock held on the record date is entitled to one vote, and every share voted has the same weight. It is also important that you vote to assure that a quorum is present so corporate business can be transacted.

What constitutes a quorum?

Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence at the annual meeting, in person or by proxy, of stockholders holding a majority of our issued and outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the 2014 annual meeting. Shares that are represented at the annual meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining whether a quorum is present at the annual meeting. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your shares will not be represented at the meeting for quorum purposes and the trustee cannot vote those shares if you do not provide a proxy with explicit directions to the trustee. The inspector of election appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether a quorum is present, and count all votes and ballots.

What percentage of votes is required to re-elect directors, to approve, on an advisory basis, the compensation of our named executive officers and to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2014?

If a quorum is present, directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy. The number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that nominee. Stockholders may not cumulate their votes with respect to the re-election of directors.

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are voted in favor of Proposal Two, the compensation of our named executive officers will be approved on an advisory basis.  Votes marked “For” Proposal Two will be counted in favor of approval, on an advisory basis, of the compensation of our named executive officers.  On Proposal Two “broker non-votes” will not be counted as votes cast “For” or “Against” the proposal and thus will have no effect on the outcome of the approval, on an advisory basis, of the compensation of our named executive officers.  An “Abstention” with respect to Proposal Two will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Two.

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Three, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 will be ratified.  Votes marked “For” Proposal Three will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. An “Abstention” with respect to Proposal Three will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Three.

What is the effect of not voting?

The effect of not voting depends on how you own your shares. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is present, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker with voting instructions, your broker may or may not vote your shares, depending upon the proposal.  If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirements, or affect whether a proposal is approved or rejected.

If I do not vote, will my broker vote for me?

If you own your shares through a broker and you do not vote, your broker may vote your shares in its discretion on some “routine matters.” However, with respect to other proposals, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement.  Proposals One and Two set forth in this proxy statement are not considered to be routine matters and brokers will not be permitted to vote unvoted shares on these two proposals. Proposal Three set forth in this proxy statement is a routine matter on which brokers will be permitted to vote unvoted shares.

Is my vote confidential?

It is our policy that all stockholder meeting proxies, ballots and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be revealed to anyone other than an inspector of election or a non-employee tabulator of votes, except: (1) as necessary to meet applicable legal and stock exchange listing requirements; (2) to assert claims for or defend claims against us; (3) to allow the inspector of election to certify the results of the stockholder vote; (4) in the event of a contested proxy solicitation; or (5) if a stockholder has requested that their vote be disclosed.

Can I revoke my proxy and change my vote?

You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to Leigh Ann K. Epperson, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. However, if your shares are held in street name by a broker, you must contact your broker in order to revoke your proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

We do not know of any business to be transacted at the 2014 annual meeting other than the re-election of directors, the approval, on an advisory basis, of compensation for our named executive officers and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014, as described in this proxy statement. The period specified in our bylaws for submitting proposals to be considered at the meeting has passed and no proposals were submitted and not withdrawn. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Who counts the votes?

If you are a registered holder, your vote, as provided by mail, telephone or through the Internet, will be returned or delivered directly to Computershare Investor Services for tabulation.  As noted above, if you hold your shares through a broker or trustee, your broker or trustee returns one proxy to Computershare on behalf of its clients.  Votes will be counted and certified by the inspector of election.

Will you use a soliciting firm to receive votes?

We use Computershare, our transfer agent and their agents, as well as brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies.  We will bear the entire cost of solicitation of proxies.

What is the deadline for submitting proposals, including director nominations, for our 2015 annual meeting?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials:

If any of our stockholders intends to present a proposal for consideration at the 2015 annual meeting, excluding the nomination of directors, and desires to have such proposal included in the proxy statement and form of proxy distributed by the board of directors with respect to such meeting, such proposal must be in writing and received by us not later than December 22, 2014. Proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals.

Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2015 Annual Meeting:

If any of our stockholders intends to present a proposal for consideration at the 2015 annual meeting without inclusion in the proxy statement and form of proxy, notice of such proposal must be in writing and received by our Corporate Secretary no sooner than November 22, 2014 and no later than December 22, 2014.  If any of our stockholders intends to nominate a director for consideration at the 2015 annual meeting without inclusion in the proxy statement and form of proxy, notice of such nomination must be in writing and received by our Corporate Secretary no sooner than February 5, 2015 and no later than March 7, 2015.  Any such notice must comply with our bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

A copy of our bylaws is available from our Corporate Secretary upon written request. Requests or proposals should be directed to Leigh Ann K. Epperson, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our annual report on Form 10-K for the year ended December 31, 2013, for one year following the annual meeting of stockholders.  If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.  If you are a registered holder or if you own shares through the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, you may request, without charge, a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received or by written request directed to Leigh Ann K. Epperson, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our directors, nominees for director, and Section 16 officers as of April 7, 2014:

Name	Age	Positions
Bruce K. Anderson	74	Director
Roger H. Ballou	62	Director
Lawrence M. Benveniste, Ph.D.	63	Director
D. Keith Cobb	73	Director
E. Linn Draper, Jr., Ph.D.	72	Director
Leigh Ann K. Epperson	48	Senior Vice President, General Counsel and Secretary
Edward J. Heffernan	51	Director, President and Chief Executive Officer
Charles L. Horn	53	Executive Vice President and Chief Financial Officer
Kenneth R. Jensen	70	Director
Bryan J. Kennedy	45	Executive Vice President and President, Epsilon®
Melisa A. Miller	55	Executive Vice President and President, Retail Credit Services
Robert A. Minicucci	61	Director; Non-Executive Chairman of the Board
Bryan A. Pearson	50	Executive Vice President and President, LoyaltyOne®
Laura Santillan	42	Senior Vice President and Chief Accounting Officer

PROPOSAL ONE: RE-ELECTION OF DIRECTORS

In 2013, our stockholders approved an amendment to our certificate of incorporation to declassify our board of directors, which means that six of our eight directors are up for re-election in 2014 and all directors will be up for re-election each year thereafter. Our nominating/corporate governance committee has recommended to our board of directors and our board of directors has nominated the following six directors, Bruce K. Anderson, Roger H. Ballou, Lawrence M. Benveniste, Ph.D., D. Keith Cobb, E. Linn Draper, Jr., Ph.D. and Kenneth R. Jensen, for re-election as a director, each to hold office for a term of one year until the annual meeting of stockholders in 2015 and until his respective successor is duly elected and qualified.

Mr. Horn and Ms. Santillan, and each of them, as proxies, will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Our board of directors has no reason to believe that any nominee will be unable to serve if re-elected. If a quorum is present, directors are re-elected by a majority of the votes cast, in person or by proxy. This means that the six nominees will be re-elected if they receive more “For” votes than “Against” votes. Votes marked “For” a nominee will be counted in favor of that nominee. Votes marked “Abstain” will have no effect on the vote since a majority of the votes cast at the annual meeting is required for the re-election of each nominee. Stockholders may not cumulate their votes with respect to the re-election of directors. In accordance with our bylaws, any nominee who does not receive a majority of votes cast shall immediately tender his resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken. The board of directors will publicly disclose its decision to accept or reject such resignation and its rationale within 90 days from the date of certification of the director election results.

The following sets forth information regarding each nominee, and the remaining directors who will continue in office after the annual meeting, including proposed committee memberships.

Nominees for Re-Election to the Board of Directors

BRUCE K. ANDERSON has served as a director since August 1996.  He co-founded the investment firm Welsh, Carson, Anderson & Stowe, or WCAS, and has been a general partner of WCAS since March 1979. Prior to that, he served for nine years with Automatic Data Processing, Inc., or ADP, where, as executive vice president and a director of ADP, and president of ADP International, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with International Business Machines Corporation, or IBM.  Mr. Anderson served as a director of Amdocs Limited from 1997 until 2012.  He holds a Bachelor’s degree from the University of Minnesota.  Mr. Anderson has demonstrated executive leadership skills as well as having first-hand knowledge of the company and its industry based on his experience as a member of our board of directors since our inception in 1996.

Committees:  Nominating/Corporate Governance

ROGER H. BALLOU has served as a director since February 2001. Mr. Ballou served as the chief executive officer and a director of CDI Corporation, a public company engaged in providing staffing and outsourcing services, from October 2001 until January 2011. He was a self-employed consultant from October 2000 to October 2001. Before that time, Mr. Ballou had served as chairman and chief executive officer of Global Vacation Group, Inc. from April 1998 to September 2000. Prior to that, he was a senior advisor for Thayer Capital Partners from September 1997 to April 1998. From April 1995 to August 1997, he served as vice chairman and chief marketing officer, then as president and chief operating officer, of Alamo Rent-a-Car, Inc.  Mr. Ballou is also currently a director of Fox Chase Bank and RCM Technologies, Inc.  Mr. Ballou holds a Bachelor’s degree from the Wharton School of the University of Pennsylvania and an MBA from the Tuck School of Business at Dartmouth.  Mr. Ballou brings banking industry experience to his service on our board of directors. In addition, Mr. Ballou has served in a variety of executive level positions, including with a large public company in a similar industry.

Committees: Compensation, Nominating/Corporate Governance (Chair) and Executive

LAWRENCE M. BENVENISTE, Ph.D. has served as a director since June 2004.  Dr. Benveniste has served as the Asa Griggs Candler Professor of Finance since July 2005 and also served as the Dean of the Goizueta Business School at Emory University from July 2005 until July 2013. Dr. Benveniste served as the Dean of the Carlson School of Management at the University of Minnesota from January 2001 to July 2005, and prior to January 2001, he was an associate dean, the chair of the finance department, and a professor of finance at the Carlson School of Management.  He previously served on the faculties of Boston College, Northwestern University, the University of Pennsylvania, the University of Rochester and the University of Southern California.  Dr. Benveniste is currently a director of Qumu Corporation.  Dr. Benveniste holds a Bachelor’s degree from the University of California at Irvine and a Ph.D. in Mathematics from the University of California at Berkeley.  Dr. Benveniste’s academic background provides a unique perspective and broad overview of finance topics, as well as providing a rigorous level of questioning regarding procedures and disclosures.

Committees: Audit

D. KEITH COBB has served as a director since June 2004.  Mr. Cobb has served as a business consultant and strategic advisor for a number of companies since 1996.  He spent 32 years as a practicing certified public accountant for KPMG, LLP, including as the National Managing Partner – Financial Services and as a senior member of the firm’s management committee.  Mr. Cobb was vice chairman and chief executive officer of Alamo Rent-a-Car, Inc. from 1995 until 1996.  Mr. Cobb is currently a director of the Wayne Huizenga Graduate School of Business and Entrepreneurship at Nova Southeastern University.  He completed a six-year term on the board of the Federal Reserve Bank of Atlanta, Miami Branch in 2002.  Mr. Cobb served as a director of BBX Capital Corporation from 2003 until 2013, and of BFC Financial Corporation from 2004 until 2013. Mr. Cobb holds a Bachelor’s degree from the University of Southern Mississippi.  Mr. Cobb’s qualifications include extensive accounting and executive-level business experience, with a particular focus on the banking and financial services industries.

Committees: Audit (Chair) and Nominating/Corporate Governance

E. LINN DRAPER, JR., Ph.D. has served as a director since February 2005.  He has served in an executive and directoral capacity for a number of companies since 1980.   Dr. Draper was chairman of the board of American Electric Power Company, Inc., or AEP, for 11 years until his retirement from AEP in 2004, and served as president and chief executive officer of AEP from 1993 to 2003.  He was the president of the Ohio Valley Electric Corporation from 1992 until 2004, and was the chairman, president and chief executive officer of Gulf States Utilities Company from 1987 to 1992.  Dr. Draper is a director of Alpha Natural Resources, Inc. and NorthWestern Corporation.  Dr. Draper also serves on the University of Texas Engineering Advisory Board. Dr. Draper was a director of Temple-Inland Inc. from 2004 until 2012, and of TransCanada Corporation from 2005 until 2013.  He holds two Bachelor’s degrees from Rice University and a Doctorate from Cornell University.  Dr. Draper has extensive experience serving as an advisor and as a director, including compensation committee experience.  In addition, Dr. Draper has had executive-level experience in a highly regulated industry environment.

Committees: Compensation (Chair)

KENNETH R. JENSEN has served as a director since February 2001. Mr. Jensen has served as a business consultant and strategic advisor for a number of companies since July 2006.  Mr. Jensen served as the executive vice president, chief financial officer, treasurer and assistant secretary of Fiserv, Inc., a public company engaged in data processing outsourcing, from July 1984 until June 2006. He was named senior executive vice president of Fiserv in 1986. Mr. Jensen was a director of Fiserv, Inc. from 1984 until 2007, and of United Capital Financial Partners, Inc. from 2008 until 2013.  Mr. Jensen is currently a director of Transfirst Group Holdings, Inc.  Mr. Jensen holds a Bachelor’s degree from Princeton University in Economics, an MBA from the University of Chicago in Accounting, Economics and Finance and a Ph.D. from the University of Chicago in Accounting, Economics and Finance.  Mr. Jensen possesses both strong academic credentials as well as extensive executive leadership experience at a public company in a similar industry, including specifically an understanding of accounting and finance issues.

Committees: Audit and Executive

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE SIX NOMINEES.

Continuing Directors
(Terms expiring in 2015)

ROBERT A. MINICUCCI, chairman of the board, has served as a director since August 1996.  Mr. Minicucci joined Welsh, Carson, Anderson & Stowe, or WCAS, in August 1993, served as a general partner of WCAS and continues to serve as a general partner for certain of the WCAS limited partnerships. Before joining WCAS, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Prior to joining First Data Corporation, Mr. Minicucci was treasurer and senior vice president of American Express Company. Mr. Minicucci served as a director of Retalix Ltd. from 2009 until 2013. Mr. Minicucci is currently the chairman of the board of directors of Amdocs Limited and serves as a director of Paycom Inc.  Mr. Minicucci holds a Bachelor’s degree from Amherst College and an MBA from Harvard Business School.  Mr. Minicucci has demonstrated executive leadership skills in a similar industry and has first-hand knowledge of the company based on his experience as a member of our board of directors since our inception in 1996.

Committees:  Compensation and Executive

EDWARD J. HEFFERNAN, president and chief executive officer, joined us in May 1998, and has served as a director since June 2009.  From May 2000 until March 2009, Mr. Heffernan served as an executive vice president and chief financial officer and, prior to that, he was responsible for mergers and acquisitions.  Before joining us, he served as vice president, mergers and acquisitions, for First Data Corporation from October 1994 to May 1998. Prior to that, he served as vice president, mergers and acquisitions for Citicorp from July 1990 to October 1994, and prior to that he served in corporate finance at Credit Suisse First Boston from June 1986 until July 1990. Mr. Heffernan is currently a director of Children’s Medical Center Dallas.  Mr. Heffernan holds a Bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.  Mr. Heffernan’s role as our former chief financial officer and current chief executive officer provides a link to the company’s management and a unique level of insight into the company’s operations.

Committees: Executive

Executive Officers

LEIGH ANN K. EPPERSON, senior vice president, general counsel and secretary, joined us in June 2002 and assumed her current position in January 2011.  Prior to assuming her current position, she served as vice president, assistant general counsel.  Before joining us, Ms. Epperson was with Akin Gump Strauss Hauer & Feld LLP, where she practiced law from 1996 until June 2002. From 1995-1996, Ms. Epperson served as judicial clerk for the Honorable Barefoot Sanders, N.D. Texas.  Ms. Epperson holds a Bachelor’s degree from Colorado State University, a Master’s degree from the University of Texas at Dallas and a J.D. from the Southern Methodist University Dedman School of Law.

CHARLES L. HORN, executive vice president and chief financial officer, joined us in December 2009. From 1999 to November 2009, he served as senior vice president and chief financial officer for Builders Firstsource, Inc.  From 1994 to 1999, he served as vice president, finance and treasury, for the retail operations of Pier 1 Imports, Inc. and as executive vice president and chief financial officer of Conquest Industries from 1992 to 1994.  Mr. Horn is currently a director and the chair of the audit committee of Moody National REIT I, Inc. Mr. Horn holds a Bachelor’s degree in business administration from Abilene Christian University and an MBA from the University of Texas at Austin. Mr. Horn is a Certified Public Accountant in the state of Texas.

BRYAN J. KENNEDY, executive vice president and president, Epsilon, joined our wholly-owned subsidiary, Epsilon, in June 1996.  Mr. Kennedy has served as president of Epsilon since January 2009.  Prior to that, he served as chief operating officer for Epsilon since October 2001 along with various senior management and executive positions within Epsilon.  Mr. Kennedy held senior management positions with Capstead Mortgage Corporation from June 1990 to August 1994.  Mr. Kennedy holds a Bachelor’s degree from Wheaton College and an MBA from Harvard Business School.

MELISA A. MILLER, executive vice president and president, Retail Credit Services, joined us in February 2006 and assumed her current position in September 2011. Prior to assuming her current position, she served as senior vice president, chief client officer. Before joining us, Ms. Miller held a similar role with Experian, and prior to that she held several positions with Experian where she gained increasing responsibility in sales and client services roles during her 22 years of service.

BRYAN A. PEARSON, executive vice president and president, LoyaltyOne, joined our wholly-owned subsidiary, LoyaltyOne, Co., in November 1992 and assumed his current position in 2006. Mr. Pearson has served as president for the AIR MILES® Reward Program since January 1999 and prior to becoming president, he held various senior management and executive positions within the AIR MILES Reward Program.  Mr. Pearson held management positions with Alias Research Inc. from June 1991 until October 1992. Prior to that, he worked in brand marketing at Quaker Oats Company of Canada from July 1988 until June 1991. Mr. Pearson holds a BScH degree and an MBA from Queen’s University.

LAURA SANTILLAN, senior vice president and chief accounting officer, joined us in February 2004 and assumed her current position in February 2010. Ms. Santillan has served in various capacities of increasing responsibility, most recently as vice president, finance since October 2007 and senior vice president, finance since December 2009. Before joining the company, she served as senior manager of reporting for Dresser, Inc. from February 2002 to February 2004 and director of financial reporting for Wyndham International, Inc. from 1997 to 2002. Prior to that, she was with Ernst & Young LLP from 1993 to 1997. Ms. Santillan holds a Bachelor’s degree from Southern Methodist University and is a Certified Public Accountant in the state of Texas.

CORPORATE GOVERNANCE

Board of Directors and Committees

We are managed under the direction of our board of directors. Under our bylaws, the size of our board of directors may be between six and twelve. We currently have eight directors, including seven non-employee directors. Assuming the stockholders approve Proposal One: Re-Election of Directors, we will continue to have eight directors, including seven non-employee directors.

In 2013, our stockholders approved an amendment to our certificate of incorporation to declassify our board of directors, and directors elected in 2013 and thereafter will serve a one-year term.  Our incumbent directors will continue to serve their existing terms with all directors being elected in 2015 and each year thereafter. Our board of directors presently has four regular committees, consisting of the audit committee, the compensation committee, the nominating/corporate governance committee and the executive committee. The charters for each of these committees, as well as our Corporate Governance Guidelines and our Codes of Ethics for our Senior Financial Executives, CEO, Directors and employees, are posted on our web site at http://www.alliancedata.com.

During 2013, the board of directors met six times, the audit committee met 13 times, the compensation committee met five times and the nominating/corporate governance committee met four times. Each of our directors attended at least 75% of the meetings of the board of directors and their respective regular committees.  It is our policy that the directors who are up for election at the annual meeting attend the annual meeting, and we encourage all other directors to attend the annual meeting if possible. All directors, including those up for re-election at the annual meeting, except Dr. Benveniste, attended the 2013 annual meeting of stockholders.

Audit Committee

The audit committee currently consists of Lawrence M. Benveniste, D. Keith Cobb and Kenneth R. Jensen. Assuming the stockholders approve Proposal One: Re-Election of Directors, the audit committee will continue to consist of Lawrence M. Benveniste, D. Keith Cobb and Kenneth R. Jensen. Mr. Cobb currently serves as chairman of the audit committee. The primary function of the audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of both our internal audit department and the independent registered public accounting firm. In addition, the audit committee has sole responsibility to: (1) prepare the audit committee report required by the SEC for inclusion in our annual proxy statement; (2) appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm; (3) approve audit and permissible non-audit services to be performed by our independent accountant; (4) review and approve related party transactions; and (5) establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding any questionable accounting or auditing matters. The audit committee adopted and will periodically review the written charter that specifies the scope of the audit committee’s responsibilities. Our audit committee members do not simultaneously serve on the audit committees of more than two other public companies. Also, as discussed under the caption “Risk Oversight Function of the Board of Directors” below, the audit committee has the primary responsibility to evaluate the risk information provided by management and to report to the full board of directors those material strategic, financial, compliance, operational and enterprise risks that the audit committee believes appropriate for review by the full board of directors.

The audit committee includes three independent members of our board of directors, as such independence is defined by applicable requirements of the New York Stock Exchange (“NYSE”), the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC. As determined by our board of directors, each member of the audit committee is financially literate and two members are audit committee financial experts, as defined by the SEC, with accounting or related financial management expertise as required by the NYSE. Each of Mr. Cobb, who currently serves as chairman of the audit committee, and Mr. Jensen is an audit committee financial expert, as defined by the SEC, because each has an understanding of generally accepted accounting principles (“GAAP”) and financial statements. Each of Mr. Cobb and Mr. Jensen has an understanding of the general application of GAAP, including the ability to assess the accounting for estimates, accruals and reserves. Each has experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities. Each of Mr. Cobb and Mr. Jensen has an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. Each acquired these attributes through education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions. Each has also had experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

Compensation Committee

The compensation committee currently consists of Roger H. Ballou, E. Linn Draper, Jr. and Robert A. Minicucci.  Assuming the stockholders approve Proposal One: Re-Election of Directors, the compensation committee will continue to consist of Roger H. Ballou, E. Linn Draper, Jr. and Robert A. Minicucci. Dr. Draper currently serves as chairman of the compensation committee. The compensation committee consists of non-employee directors who are independent as defined by applicable requirements of the NYSE, the SEC, and the Internal Revenue Service.

The compensation committee’s primary function is to oversee matters relating to compensation and our benefit plans.  Specifically, the compensation committee’s responsibilities include, among other duties, the responsibility to: (1) annually review the compensation levels of the members of our executive committee of management; (2) set salaries for the members of our executive committee of management, and recommend such matters to the board of directors with respect to our chief executive officer; (3) determine target levels of incentive compensation and corresponding performance objectives, and recommend such matters to the board of directors with respect to our chief executive officer; (4) review and approve our compensation philosophy, programs and plans for associates generally; (5) periodically review director compensation practices and recommend to the board of directors appropriate revisions to such practices; (6) administer specific matters with respect to our equity and certain other compensation plans; and (7) review disclosure related to executive and director compensation in our proxy statements and discuss the Compensation Discussion and Analysis annually with management. For a discussion about the compensation committee’s risk oversight in our compensation program design, see “Assessment of Risk in Compensation Program Design” contained in the Compensation Discussion and Analysis below.

With the assistance of an external executive compensation consultant, target compensation amounts for the members of our executive committee of management are determined by the compensation committee and, with respect to our chief executive officer, by the board of directors.  Typically, our chief executive officer makes compensation recommendations to the compensation committee with respect to the other members of our executive committee of management.  The compensation committee may accept or adjust the chief executive officer’s recommendations in its sole discretion and also makes a recommendation regarding the chief executive officer’s compensation to the full board of directors.  The chief executive officer does not make any recommendations to the compensation committee or to the board of directors relating to performance measures, targets or similar items that affect his own compensation.  Moreover, the chief executive officer excuses himself from any discussions of his own compensation during board of directors and compensation committee meetings.  Material changes to pay levels for individuals are typically made only upon a significant change in job responsibilities.

The compensation committee sets the total direct compensation targets for the members of our executive committee of management immediately prior to the beginning of each year.  This timing allows us to consider the performance of the company and each potential recipient in the prior year, as well as expectations for the upcoming year. Performance-based non-equity incentive compensation and long-term equity incentive compensation are awarded as early as practicable in the year, contingent upon the availability of the prior year’s financial results, in order to maximize the time period over which the applicable performance incentives apply.  Consistent with our practice of granting equity-based awards for new hires, promotions and associates that have joined the Company as a result of a merger or acquisition on a date certain each month (currently the 15th and formerly the 21st of each month), beginning in 2014, long-term equity incentive compensation awards for executive officers will be made on February 15 (or if February 15 falls on a weekend or holiday, the next business day) of each year, or such other pre-determined date following release of the Company's earnings for the prior fiscal year as is appropriate.  In the event there exists material information that we have not yet disclosed, the compensation committee may delay or defer the grant of any equity-based awards until all disclosures are current.

The compensation committee has the authority to delegate certain of its responsibilities under our compensation and benefits plans.  Under our compensation plans, the compensation committee generally may delegate administrative functions to members of management and may delegate other responsibilities under the plans to the extent permitted by applicable law. The compensation committee generally may not delegate (1) responsibilities with regard to participants subject to Section 16 of the Securities Exchange Act of 1934, as amended; (2) the responsibility to certify the satisfaction of applicable performance objectives set under the plans; or (3) responsibilities with regard to the compensation practices of the company.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is currently composed of Messrs. Ballou, Draper and Minicucci, who are non-employee directors.  No member of the compensation committee is or has ever been one of our officers or employees.  No interlocking relationship exists between our executive officers or the members of our compensation committee and the board of directors or compensation committee of any other company.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee currently consists of Bruce K. Anderson, Roger H. Ballou and D. Keith Cobb.  Assuming the stockholders approve Proposal One: Re-Election of Directors, the nominating/corporate governance committee will continue to consist of Bruce K. Anderson, Roger H. Ballou and D. Keith Cobb. Mr. Ballou currently serves as chairman of the nominating/corporate governance committee. The primary functions of the nominating/corporate governance committee are to: (1) assist the board of directors by identifying individuals qualified to become board members and to recommend to the board of directors the director nominees for the next annual meeting of stockholders (or to fill vacancies); (2) recommend to the board of directors the director nominees for each committee; (3) develop and recommend to the board of directors a set of corporate governance principles applicable to us and to re-evaluate these principles on an annual basis; and (4) lead the board of directors in its annual review of both the board of directors’ performance and the Corporate Governance Guidelines. The nominating/corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The nominating/corporate governance committee reviews with the board of directors the desired experience, mix of skills and other qualities, including diversity of race/ethnicity and gender, to assure appropriate board of directors composition, taking into account the current directors and the specific needs of our company and the board of directors. The nominating/corporate governance committee also reviews and monitors the size and composition of the board of directors and its committees to ensure that the requisite number of directors are “independent directors,” “non-employee directors” and “outside directors” within the meaning of any rules and laws applicable to us. The members of the nominating/corporate governance committee are independent as defined by applicable requirements of the NYSE and rules and regulations of the SEC.

How does the board of directors identify candidates for nomination to the board of directors?

The nominating/corporate governance committee identifies nominees by first evaluating the current members of our board of directors willing to continue in service. Current members of our board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining relevant new skills, experience or perspective. The nominating/corporate governance committee has two primary methods, other than those proposed by our stockholders, as discussed below, for identifying new candidates for possible inclusion in our recommended slate of director nominees. First, on a periodic basis, the nominating/corporate governance committee solicits ideas for possible candidates from a number of sources — members of our board of directors, individuals personally known to either our senior level executives or the members of the board of directors, and research, including database or Internet searches.

Second, the nominating/corporate governance committee may from time to time use its authority under its charter to retain, at our expense, one or more third-party search firms to identify candidates. If the nominating/corporate governance committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the nominating/corporate governance committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the nominating/corporate governance committee.

In addition to the methods described above, any of our stockholders entitled to vote for the election of directors may nominate one or more persons for election to our board of directors at an annual meeting of stockholders if the stockholder complies with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. For consideration at our 2015 annual meeting, such nominations must be made by notice in writing and received by our Corporate Secretary no sooner than February 5, 2015 and no later than March 7, 2015. Such nominations will not be included in the proxy statement and form of proxy distributed by the board of directors. Each such notice must comply with the requirements set forth in our bylaws. In addition, a stockholder who wishes to recommend a prospective nominee for our nominating/corporate governance committee to consider for election to our board of directors may notify our Corporate Secretary as set forth below in writing with whatever supporting material the stockholder considers appropriate. Nominations and recommendations should be addressed to: Leigh Ann K. Epperson, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How does the board of directors evaluate candidates for nomination to the board of directors?

The nominating/corporate governance committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. Once the nominating/corporate governance committee has identified a candidate, the nominating/corporate governance committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on information provided to the nominating/corporate governance committee with the recommendation of the candidate, as well as the nominating/corporate governance committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the minimum and desired qualifications set forth in the Corporate Governance Guidelines, as posted on our web site at http://www.alliancedata.com, as well as the applicable qualification requirements of the NYSE and the SEC. There are no firm prerequisites to qualify as a candidate for our board of directors, but we seek a diverse group of candidates who possess the requisite background, knowledge, experience, expertise and time, as well as, where appropriate, diversity with respect to race/ethnicity and gender, that would strengthen and increase the diversity, skills and qualifications of the board of directors. We seek director candidates with time to make a significant contribution to the board of directors, to our company, and to our stockholders. Each member of our board of directors is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors are expected to attend meetings of the board of directors and the board committees on which they serve and to spend the time needed to prepare for meetings. If the nominating/corporate governance committee determines, in consultation with the chairman of the board of directors and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the nominating/corporate governance committee.

The nominating/corporate governance committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors and the need for audit committee expertise. In connection with this evaluation, the nominating/corporate governance committee determines whether to interview the candidate, and if warranted, one or more members of the nominating/corporate governance committee, and others as appropriate, will interview candidates in person or by telephone. After completing this evaluation and interview, and the evaluations of other candidates, the nominating/corporate governance committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors, and the board of directors determines the nominees to be recommended to our stockholders after considering the recommendation and report of the nominating/corporate governance committee.

The nominating/corporate governance committee evaluated and recommended to our full board of directors, and our board of directors approved, the director nominees submitted for re-election at the 2014 annual meeting of our stockholders. The nominating/corporate governance committee and the board determined that each nominee brings a strong and unique background and set of skills to our board of directors, enhancing, as a whole, our board of directors’ competence and experience in a variety of areas, including executive management and board service, internal controls and corporate governance, an understanding of industries in which we operate, as well as risk assessment and management. Specifically, in nominating our six directors for re-election at the 2014 annual meeting of our stockholders, the nominating/corporate governance committee and our board of directors considered such directors’ past service on our board of directors and its committees and the information discussed in each of such directors’ individual biographies set forth above.  Our board of directors unanimously recommends that our stockholders vote in favor of each of these director nominees.

Executive Committee

The executive committee currently consists of Roger H. Ballou, Edward J. Heffernan, Kenneth R. Jensen and Robert A. Minicucci. The executive committee has the authority to approve acquisitions, divestitures, capital expenditures and leases that were not included in the budget approved by the board of directors, with a total cost of up to $20 million, provided that prior notice of all acquisitions is given to the full board of directors. The executive committee did not meet during 2013.

Executive Session

We regularly conclude our board of directors’ meetings with executive sessions. First, the chief executive officer leads the board of directors in a director-only executive session. After the chief executive officer leaves the meeting, Mr. Minicucci, the chairman of the board, then leads the non-management members of the board of directors in an executive session. Each committee meeting also concludes, at the election of such committee members, with an executive session.

Board of Directors Leadership Structure

From shortly after our inception in 1996 until December 2009, our leadership structure was headed by our then current chief executive officer as both chairman of the board and chief executive officer.  Consistent with best practices for corporate governance, the board of directors amended our bylaws, effective as of December 10, 2009, to allow for a non-executive chairman of the board as elected from among the directors. On that date, the board elected Mr. Robert A. Minicucci to serve as non-executive chairman of the board. Mr. Minicucci has been a board member since our inception and had served in the lead director capacity since 2002.  We believe this leadership structure permits the chairman of the board to focus on the long-term strategic direction of the company while permitting the chief executive officer to concentrate on day-to-day operation and management of the company.

Risk Oversight Function of the Board of Directors

Management is responsible for the day-to-day handling of risks our company faces, while our board of directors, as a whole and through its committees, has overall responsibility for the oversight of risk management. The audit committee of the board of directors has the primary responsibility to oversee the company’s enterprise risk framework, to evaluate the risk information provided by management and the risk management group and to report to the full board of directors those material risks appropriate for escalation that might adversely affect the achievement of our strategic, financial, compliance, operational and enterprise objectives. Our risk management group consists of core risk personnel, as well as dedicated personnel within each business segment. Collectively, this group works with the segment business leaders to identify, assess, respond to and monitor internal and external risks.

Further, consideration is given to interrelated risks and emerging risk themes across the enterprise to provide an integrated risk view and enhanced reporting to the audit committee regarding key risks faced by the enterprise and highlighting those critical risks that may be appropriate for deeper review by the board of directors, based on a combination of the likelihood of occurrence of the risk, the potential impact of the risk and the presence of mitigating controls. This summary is provided to the audit committee and the board of directors and reviewed in-depth with the audit committee at least semi-annually.  In addition, the board of directors is informed of each committee’s risk oversight and related activities through regular oral reports from each committee chair and committee meeting minutes are available for review by any director.  Finally, on at least an annual basis, our board of directors reviews our long-term strategic plans, including discussion of strategic, operational and competitive risks.

For a discussion about risk oversight in our compensation program design, see “Assessment of Risk in Compensation Program Design” contained in Compensation Discussion and Analysis below.

Communications with the Board of Directors

We welcome and encourage stockholder communication with the board of directors.  The board of directors provides a process for stockholders and interested parties to send communications to the board of directors or any individual director. Stockholders and interested parties may forward communications to the board of directors or any individual director through the Corporate Secretary. Communications should be addressed to Leigh Ann K. Epperson, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. All communications will be compiled by the office of the Corporate Secretary and submitted to the board of directors or the individual directors on a periodic basis. Stockholders and interested parties may also submit questions or comments, on an anonymous basis if desired, to the board of directors through our Ethics and Compliance Hotline at (877) 217-6218. Concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of the audit committee and handled in accordance with our procedures with respect to such matters.

Director Independence

We have adopted general standards for determination of director independence that are consistent with the NYSE listing standards. For a director to be deemed independent, the board of directors must affirmatively determine that the director has no material relationship with us or our affiliates or any member of our senior management or his or her affiliates. This determination is disclosed in the proxy statement for each annual meeting of our stockholders. In making this determination, the board of directors applies the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of our company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim chairman or chief executive officer or other executive officer will not disqualify a director from being considered independent following that employment.

•
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $120,000 in compensation. Compensation received by a director for former service as an interim chairman, chief executive officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee for us will not be considered in determining independence under this test.

•
A director: (1) who is a current partner, or whose immediate family member is a current partner, of a firm that is our company’s internal or external auditor; (2) who is a current employee of such a firm; (3) who has an immediate family member who is a current employee of such a firm and who personally works on our company’s audit; or (4) who was, or whose immediate family member was, a partner or employee of such firm and personally worked on our company’s audit may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•
A director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

•
For relationships not covered by the guidelines above, the determination of whether the relationship is material and, therefore, whether the director would be independent, is made by the board of directors. The board of directors annually reviews the independence of its non-employee directors. Directors have an affirmative obligation to inform the board of directors of any material changes in their circumstances or relationships that may impact their designation as “independent.”

The board of directors undertook a review of director independence and considered transactions and relationships between each of the nominees (including their immediate family members) and directors (including their immediate family members), and us (including our subsidiaries and our senior management). As a result of this review, the board of directors affirmatively determined that, as of the record date for the 2014 annual meeting, none of Messrs. Anderson, Ballou, Benveniste, Cobb, Draper, Jensen or Minicucci has a material relationship with us and, therefore, each is independent as defined by the rules and regulations of the SEC, the listing standards of the NYSE and Internal Revenue Code (“IRC”) Section 162(m).

Code of Ethics

We have adopted codes of ethics that apply to our chief executive officer, chief financial officer, financial executives, board of directors and employees. The Alliance Data Systems Code of Ethics for Senior Financial Executives and CEO, the Code of Ethics for members of the board of directors and the Code of Ethics for employees are posted on our web site, found at http://www.alliancedata.com; we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of this code of ethics, if any, by posting such information on our web site.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

It is our policy not to enter into any “related party transaction” unless the audit committee approves such transaction in accordance with our written related party transaction policy, or the transaction is approved by a majority of disinterested directors of the company.  The board of directors has determined that the audit committee is best suited to review and approve related party transactions, although the board of directors may instead determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors.  The audit committee annually reviews and assesses the adequacy of the related party transaction policy and recommends any appropriate changes to the board of directors.

No member of the audit committee shall participate in the review or approval of any related party transaction with respect to which such member is a related party.  In reviewing and approving any related party transaction, the audit committee shall:

•	satisfy itself that it has been fully informed as to the material facts of the related party’s relationship and interest and as to the material facts of the proposed related party transaction; and

•	determine that the related party transaction is fair to the company.

For these purposes, a related party is: (1) any person who is, or at any time since the beginning of the company’s current fiscal year was, an “executive officer” of the company (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended); (2) any person who is, or at any time since the beginning of the company’s current fiscal year was, a director of the company or a nominee for director of the company; (3) a person (including an entity or group) known to the company to be the beneficial owner of more than 5% of any class of the company’s voting securities; (4) an individual who is an “immediate family member” (including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law)  of a person listed in 1, 2, or 3 above; (5) an entity that is, directly or indirectly, owned or controlled by a person listed in 1, 2, 3, or 4 above; (6) an entity in which a person listed in 1, 2, 3 or 4 above serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner; (7) an entity in which a person listed in 1, 2, 3 or 4 above, together with all other persons specified in 1, 2, 3 and 4 above, owns 10% or more of the equity interest, or in the case of a partnership, 10% or more of the partnership interest; or (8) an entity at which a person listed in 1, 2, 3 or 4 above is employed if (a) the person is directly involved in the negotiation of the related party transaction or will have or share primary responsibility at such entity for the performance of the related party transaction, or (b) the person’s compensation from the entity is directly tied to the related party transaction.

A related party transaction includes any transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a related party and in which the company, or any of its subsidiaries, is a participant, other than: (1) a transaction involving compensation of directors (the procedures for the review and approval of such transactions have been set forth in the charter of the compensation committee of the board of directors); (2) a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer (the procedures for the review and approval of such transactions have been set forth in the charter of the compensation committee of the board of directors); (3) a transaction with a related party involving less than $120,000; (4) a transaction in which the interest of the related party arises solely from the ownership of a class of the company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; (5) a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or (6) a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

At each audit committee meeting, management shall recommend any proposed related party transactions, if applicable, to be entered into by the company.  After review, the audit committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the audit committee as to any material change to those approved transactions.  The audit committee shall establish such guidelines as it determines are necessary or appropriate for management to follow in its dealings with related parties in related party transactions.

All related party transactions of which management is aware are required to be disclosed to the audit committee. If management becomes aware of a proposed related party transaction or an existing related party transaction that has not been pre-approved by the audit committee, management is required to promptly notify the chairman of the audit committee and such transactions shall be submitted to the audit committee for its review, consideration and determination of whether to approve or ratify, as applicable, such transaction if the audit committee determines it is fair to the company.  If management, in consultation with the company’s chief executive officer or chief financial officer, determines that it is not practicable to wait until the next audit committee meeting, the chairman of the audit committee has the delegated authority during the period between audit committee meetings, to review, consider and determine whether any such transaction is fair to the company and whether the transaction should be approved, or ratified, as the case may be.  The chairman of the audit committee shall report to the audit committee any transactions reviewed by him or her pursuant to this delegated authority at the next audit committee meeting.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been furnished by the current members of the compensation committee.

E. Linn Draper, Jr., Chair
Roger H. Ballou
Robert A. Minicucci

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We consider our total executive compensation package integral to our ability to grow and improve our business. By design, we have tailored, with the guidance of external compensation consultants, a mix of compensation elements unique to our business.  Our total program, assuming sustained above industry-average performance, is designed to reward executive officers at competitive levels. However, the total program is also structured to significantly reduce rewards for performance below expectations.  The compensation committee believes that this design will attract, retain, and motivate executive officers with the quality and profile required to successfully lead the company and each of its segments in our highly competitive and evolving industries. The compensation committee further believes that this design does not create risks that are reasonably likely to have a material adverse effect on Alliance Data as discussed in more detail below.

Executive Officers

Our compensation committee, and with respect to the chief executive officer, the board of directors, annually approves compensation for our named executive officers, which for 2013 included Edward J. Heffernan, Charles L. Horn, Bryan J. Kennedy, Melisa A. Miller and Bryan A. Pearson. In determining appropriate compensation for these executive officers, the compensation committee uses the philosophies and methodologies described in this Compensation Discussion and Analysis.

Objectives of Compensation

The objectives of our compensation program are to retain our executive officers, to reward our executive officers for meeting our growth and profitability objectives and to align the interests of our executive officers with those of our stockholders. The total direct compensation in 2013 for our executive officers was a combination of three components:

•	base salary;

•	annual performance-based non-equity incentive compensation; and

•	periodic (typically annual) awards of long-term equity incentive compensation, which may be subject to either performance-based or time-based vesting provisions, or both.

We use each component of compensation to satisfy one or more of our compensation objectives.  The compensation committee places a significant portion of the overall target compensation for our executive officers “at risk” in the form of performance-based non-equity incentive compensation and long-term equity incentive compensation, without encouraging excessive or unnecessary risk taking.  According to the survey results provided by our external executive compensation consultant, our target percentage of executive compensation “at risk” for 2013 was consistent with our proxy peer group.

Retention

We believe that continuity in our executive leadership is critical to our long-term success.  To encourage executive retention and foster a focus on long-term results, portions of the equity-based compensation granted to our executive officers are subject to multi-year vesting schedules.  In addition, the compensation committee has occasionally granted special retention awards designed to encourage retention of our executive officers.  Further details of these compensation practices are included below under the caption “Elements of Compensation.”

Pay for Performance

Historically, we have tracked metrics such as revenue growth, adjusted EBITDA growth, core earnings per share (“core EPS”) growth and income before income taxes (“EBT”) growth.  The compensation committee selects target performance measures for performance-based non-equity incentive compensation and long-term equity incentive compensation that it believes are integral to achievement of these and other growth and profitability objectives.  Performance-based non-equity incentive compensation and performance-based long-term equity incentive compensation generally pay out or vest only upon achievement of a threshold performance target.  Further details of these compensation practices are included below under the caption “Elements of Compensation.”

Assessment of Risk in Compensation Program Design

In connection with fulfilling its responsibilities, the compensation committee reviewed the design of our compensation program for both our executive officers and other officers and key contributors who receive performance-based non-equity incentive compensation and performance-based long-term equity incentive compensation and assessed the potential for our compensation program to encourage excessive risk taking. The compensation committee considered the following characteristics of our compensation program, among others: (1) a balance of both short- and long-term performance-based incentive compensation; (2) a balance within equity incentive compensation of both time-based restricted stock units and performance-based restricted stock units, some of which may also be subject to further time-based vesting restrictions; (3) the use of multiple performance metrics in incentive compensation, including the use of both corporate and segment-specific performance measures; (4) the definition of performance metrics at the beginning of the performance period; (5) inclusion of maximum payout limitations under our 2010 Omnibus Incentive Plan; (6) stock ownership guidelines applicable to certain key executives that were first implemented in 2006 and are monitored annually for compliance; (7) standardized equity grant procedures; (8) ability of the compensation committee to apply negative discretion in determining the payouts for incentive compensation; and (9) clawback provisions contained in various executive compensation plans and agreements. As a result of this review, the compensation committee believes that the design of our compensation program provides multiple, effective safeguards against and does not promote unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on Alliance Data.

Alignment with Stockholders

We believe that our directors and executive officers should maintain at least a minimum position in our common stock so that their interests are aligned with those of our stockholders.  First implemented in 2006, our stock ownership guidelines require our chief executive officer to maintain an investment position in our common stock equal to five times his or her base salary; our chief financial officer and each of our other named executive officers listed here to maintain an investment position in our common stock equal to three times their base salary; and our non-employee directors to maintain an investment position in our common stock equal to five times their annual cash compensation.  These investment positions must be met within five years from the January 1st following the time a director or executive officer first becomes subject to the stock ownership guidelines.  The following table shows the stock ownership levels at April 7, 2014 of our chief executive officer, chief financial officer and three other most highly compensated executive officers (our “NEOs”):

Name	Title	Stock Ownership Position(1)
Edward J. Heffernan	President and Chief Executive Officer	37 times base salary
Charles L. Horn	Executive Vice President and Chief Financial Officer	5 times base salary
Bryan J. Kennedy	Executive Vice President and President, Epsilon	34 times base salary
Melisa A. Miller	Executive Vice President and President, Retail Credit Services	5 times base salary
Bryan A. Pearson	Executive Vice President and President, LoyaltyOne	40 times base salary

(1)  The share price used for ownership calculations is calibrated periodically under our stock ownership guidelines.  The 12-month average fair market value of our common stock as of December 31, 2013, the last date on which we calibrated the stock price used to determine the retained value required by the stock ownership guidelines, was $191.87 and is the basis for the stock ownership positions shown in this table.

In addition to our stock ownership guidelines for our directors and executive officers, we have also built stock ownership restrictions into the grants made to the non-employee directors since 2008, with each grant of restricted stock units containing restrictions that lapse on the earlier of 10 years from the date of grant or upon termination of the director’s service on our board of directors.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided stockholders a “say-on-pay” advisory vote on the compensation of our named executive officers in 2013 and will continue to provide an annual advisory vote on executive compensation through our next stockholder advisory vote regarding the frequency of holding advisory votes on executive compensation, which will be no later than our annual meeting of stockholders in 2017.  At our 2013 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers.  The compensation committee evaluated the results of the 2013 “say-on-pay” advisory vote together with the other factors discussed in this Compensation Discussion & Analysis, including the committee’s assessment of retention of executives, alignment of performance targets with growth and profitability objectives, evaluation of our executive compensation program by external consultants with respect to pay practices of our proxy peer companies, each of which is evaluated in the context of the committee’s fiduciary duty to act as such directors determine is in the best interests of our stockholders.  Based on its analysis, the compensation committee did not make any changes to the executive compensation program or policies as a direct result of the 2013 “say-on-pay” advisory vote.

Competitive Considerations

In determining appropriate levels of compensation, the compensation committee considers the competitive market for talent and compensation levels provided by comparable companies to minimize significant differences that could negatively impact our ability to attract and retain exceptional executive officers.  In 2013, the compensation committee directly engaged the assistance of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian was selected as the advisor to the compensation committee based on industry knowledge and their overall breadth of experience in advising on matters of executive compensation. The compensation committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In particular, Meridian assisted the compensation committee in 2013 with competitive market analysis, peer assessment, consultation and review of compensation policies and practices.

Meridian reviewed the compensation practices at the proxy peer companies set forth below, with whom we compete for business and talent. This approach provides us with a balanced perspective, reflecting industry, performance and company size considerations as they affect executive pay. Meridian collected, analyzed and presented comprehensive market data, including base salary and target short- and long-term incentive amounts, for each member of our executive committee of management, including our NEOs, from both published proxy data and proprietary data sources.

Market data provides an important benchmark by indicating what an executive could expect to earn at a comparable company and what we might expect to pay if we should have to recruit and compete for outside executive talent. However, market data is only one factor that the compensation committee considers in assessing the reasonableness of compensation provided to our NEOs. The compensation committee also considers other relevant factors, including an incumbent’s experience, breadth of knowledge, talent supply and demand that may be industry or application specific, cost constraints, internal compensation equity considerations, company performance, individual performance, expected future contributions, prior compensation and retention risk for each NEO. For 2013, the companies comprising the proxy peer group included:

• Acxiom Corporation	• Fidelity National Information Services, Inc.	• Omnicom Group Inc.
• American Express Company	• Fiserv, Inc.	• The Dun & Bradstreet Corporation
• Discover Financial Services	• Global Payments Inc.	• The Interpublic Group of Companies, Inc.
• Equifax Incorporated	• Nielsen Holdings N.V.	• Total System Services, Inc.
• Experian plc		• WPP plc

Based on publicly available data in December 2012 when these compensation determinations were made, our market capitalization and annual revenue were between the 25th and 50th percentiles for this proxy peer group, while our one-, three- and five-year total stockholder return were in the top quartile in this proxy peer group.

When conducting the market review, the compensation committee reviews each component of compensation in relation to certain percentiles of those companies surveyed.  For our NEOs, base salaries and total cash compensation (base salary plus target performance-based non-equity incentive compensation) generally fall at or below the 50th percentile, while total direct compensation (base salary plus target performance-based non-equity incentive compensation plus target long-term equity incentive compensation) generally fall near the 50th percentile. We believe compensation at this level, vis-à-vis the companies surveyed, is appropriate given our performance record; actual performance above or below each of the established targets for our performance-based non-equity incentive compensation and long-term equity incentive compensation results in actual compensation that may be higher or lower than these percentiles.

Elements of Compensation

Base Salary

While a large portion of our NEOs and other executive officers’ compensation is contingent upon meeting specified performance targets, we pay our executive officers a base salary as fixed compensation for their time, efforts and commitments throughout the year. To aid in attracting and retaining qualified executive officers, the compensation committee seeks to keep base salary competitive. In determining the appropriate base salary, the compensation committee also considers, among other factors, the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at our proxy peer companies; the expertise of the individual; and the competitiveness in the market for the executive officer’s services. In 2013, the base salary for our NEOs fell below the 50th percentile of our proxy peer companies, as described above.

Annual Performance-Based Non-Equity Incentive Compensation

For 2013, performance-based non-equity incentive compensation was paid to our NEOs pursuant to the 2010 Omnibus Incentive Plan. The purpose of performance-based non-equity incentive compensation is to provide an incentive to our NEOs and other executive officers to contribute to our annual growth and profitability objectives, to retain such executive officers and, where possible, to qualify for tax deductibility under IRC Section 162(m).  The 2010 Omnibus Incentive Plan focuses on matching rewards with results and encourages executive officers to make significant contributions toward our financial results by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals.  Typically, base salary plus target performance-based non-equity incentive compensation, or total cash compensation, for our NEOs falls at or below 50th percentile of our proxy peer companies, as described above.

Terms of Awards

Each NEO has a target payout amount that approximates a percentage of his or her annualized base salary.  Guided by our annual growth and profitability objectives, the payout of performance-based non-equity incentive plan compensation for our NEOs is generally contingent upon meeting segment-specific and/or corporate targets, which in 2013 were based on revenue and EBT at the consolidated level, as well as segment-specific revenue and EBT for each segment.  As discussed above, the compensation committee does not believe that the targets set for each of these metrics promotes unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on Alliance Data.

The compensation committee set the performance targets for consolidated and segment revenue and EBT related to payout of our performance-based non-equity incentive compensation at the beginning of 2013 based on certain assumptions about our performance and subject to adjustment for certain defined factors. In determining the payout for the performance-based non-equity incentive compensation, the compensation committee exercised its discretion to adjust our reported consolidated and LoyaltyOne segment revenue and EBT for certain factors, including: (1) inclusion or exclusion of certain foreign currency exchange translation detriments or benefits related to our Canadian LoyaltyOne segment; (2) adjustments related to the interest expense attributable to our share repurchase program during 2013; and (3) inclusion of revenue attributable to our minority ownership in CBSM-Companhia Brasileira De Services De Marketing, which operates the dotz coalition loyalty program in Brazil.  The addition of CBSM’s revenue permitted measurement against the performance targets that also included a CBSM revenue component. Adjusting for the other two factors altered the resultant payout level from 135.5% to 139.5% for consolidated EBT, from 115.0% to 115.5% for consolidated revenue, from 128.7% to 131.6% for Corporate, from 113.4% to 114.5% for LoyaltyOne, from 105.4% to 106.2% for Epsilon and from 146.3% to 147.1% for Private Label Services and Credit.

The following tables set forth the individual calculations for the non-equity incentive plan compensation payouts for the 2013 performance year for each of our NEOs.  The non-equity incentive plan compensation for each of Edward J. Heffernan and Charles L. Horn was based on the consolidated performance targets and weightings set forth in the first table below; Melisa A. Miller’s non-equity incentive plan compensation was based on a combination of consolidated and private label services and credit performance targets and weightings set forth in the second table below; Bryan J. Kennedy’s non-equity incentive plan compensation was based on a combination of consolidated and Epsilon performance targets and weightings set forth in the third table below; and Bryan A. Pearson’s non-equity incentive plan compensation was based on a combination of consolidated and LoyaltyOne performance targets and weightings set forth in the fourth table below.  For each performance target, payout is determined on a fixed scale, ranging from 30-50% payout when a minimum 80-90% of the target is met, 100% payout when 100% of the target is met and a maximum 200% payout when the target is exceeded at 115-120% or more for each of the metrics set forth in the various tables below.  Establishing a maximum payout amount under our non-equity incentive plan helps deter excessive risk taking, while having a minimum payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

2013 Corporate Performance for the Non-Equity Incentive Plan

Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$741,000,000	67.0%	$799,500,000	107.9%	139.5%	93.5%
Consolidated Revenue	$4,224,000,000	33.0%	$4,353,200,000	103.1%	115.5%	38.1%
Total:		100.0%				131.6%

2013 Private Label Services and Credit Performance for the Non-Equity Incentive Plan

Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$741,000,000	20.0%	$799,500,000	107.9%	139.5%	27.9%
Private Label Services and Credit Revenue	$1,910,000,000	20.0%	$2,034,700,000	106.5%	132.5%	26.5%
Private Label Services and Credit EBT	$651,000,000	60.0%	$722,000,000	110.9%	154.5%	92.7%
Total:		100.0%				147.1%

2013 Epsilon Performance for the Non-Equity Incentive Plan

Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$741,000,000	20.0%	$799,500,000	107.9%	139.5%	27.9%
Epsilon Revenue	$1,300,000,000	20.0%	$1,380,300,000	106.2%	141.4%	28.3%
Epsilon EBT	$141,000,000	60.0%	$131,400,000	93.2%	83.4%	50.0%
Total:		100.0%				106.2%

2013 LoyaltyOne Performance for the Non-Equity Incentive Plan

Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$741,000,000	20.0%	$799,500,000	107.9%	139.5%	27.9%
LoyaltyOne Revenue	$1,015,000,000	20.0%	$953,700,000	94.0%	58.0%	11.6%
LoyaltyOne EBT	$220,000,000	60.0%	$231,000,000	105.0%	125.0%	75.0%
Total:		100.0%				114.5%

The target non-equity incentive plan compensation for each of Edward J. Heffernan, Charles L. Horn, Bryan J. Kennedy, Melisa A. Miller and Bryan A. Pearson is set forth in the first column of the following table and represents approximately 150%, 100%, 100%, 100% and 100% of their respective base salaries.  The actual non-equity incentive plan payouts, prior to the exercise of discretion to increase or decrease such payouts by the chief executive officer or board of directors that are discussed below, are set forth in the final column of the following table.

	Target Non-Equity Incentive Plan Compensation	Weighted Payout	Actual Non-Equity Incentive Plan Compensation
Edward J. Heffernan	$1,575,000	131.6%	$2,072,700
Charles L. Horn	$550,000	131.6%	$723,800
Bryan J. Kennedy	$540,000	106.2%	$573,480
Melisa A. Miller	$460,000	147.1%	$676,660
Bryan A. Pearson(1)	$540,000	114.5%	$618,300

(1) Amounts for Mr. Pearson are shown in Canadian Dollars; in the Summary Compensation Table, this amount was converted to U.S. Dollars using the prevailing exchange rate as of the last business day of 2013 of .9414 U.S. Dollars per Canadian Dollar.

The compensation committee feels that revenue and EBT performance measures are integral to achievement of our long-term growth and profitability objectives.  However, when making awards, the compensation committee has discretion to select from numerous performance measures and may employ those performance measures it deems most appropriate for a given year.  The selected performance measures may differ from year to year, and may also include any of the following: revenue, annual return on capital, net earnings, annual earnings per share, annual cash flow provided by operations, funds from operations, funds from operations per share, operating income, before or after tax income, cash available for distribution, cash available for distribution per share, return on equity, return on assets, share price performance, improvements in our attainment of expense levels, implementation or completion of critical projects, improvement in cash flow or (before or after tax) earnings and attainment of strategic business criteria or total shareholder return.

We set applicable revenue and EBT targets at relatively high levels with respect to our past performance.  While performance targets have frequently been achieved, we are a young company with historically high rates of growth.  As we have encountered periods of slow economic growth but continued to challenge our lines of business to grow and expand our client base, these performance targets challenge our executive officers and will continue to encourage sustained above industry-average growth.  Additional details about the 2010 Omnibus Incentive Plan are included below under the caption “Plans or Agreements Governing Certain Elements of Executive Compensation.”

Our chief executive officer, with the approval of the compensation committee, may apply discretion to adjust up or down each payout of performance-based non-equity incentive compensation; however, the chief executive officer does not have the authority to make any such adjustments to his own payout amount.  The board of directors has the discretion to adjust up or down the chief executive officer’s payout of performance-based non-equity incentive compensation as well as that of any other executive officer.  In determining whether and to what extent any such discretionary adjustments will be made, the chief executive officer or the board of directors, as applicable, typically considers the value provided by the relevant executive officer, as demonstrated by the challenges addressed and particular expertise required of such executive officer during the fiscal year.  Mr. Heffernan exercised this authority to adjust the performance-based non-equity incentive compensation of each of Messrs. Kennedy and Pearson for 2013; for Mr. Kennedy, his performance-based non-equity incentive compensation was adjusted downwards by approximately 5.8% and for Mr. Pearson, his performance-based non-equity incentive compensation was adjusted upwards by approximately 2.4%.  Specifically, Mr. Heffernan deemed his exercise of authority appropriate for Mr. Kennedy as he sought to bring Mr. Kennedy’s performance-based non-equity incentive compensation more in line with amounts received by associates in the Epsilon segment where revenue exceeded the 100% performance target but EBT did not.  For Mr. Pearson, Mr. Heffernan also sought to bring his performance-based non-equity incentive compensation more in line with amounts received by associates in the LoyaltyOne segment whose performance metrics did not include a component for CBSM revenue.

The aggregate performance-based non-equity incentive compensation paid to our NEOs for 2013 totaled $4.9 million, or approximately 41% of the performance-based non-equity incentive compensation pool funded pursuant to IRC Section 162(m).

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards to encourage retention and foster a focus on long-term results, as well as to align the interests of our NEOs and other executive officers with those of our stockholders.  In granting these awards, the compensation committee may establish such restrictions, performance measures and targets as it deems appropriate.  Generally, awards of long-term equity incentive compensation pay out only upon attainment of a threshold level of pre-determined performance targets, such as core EPS, revenue, EBT, operating cash flow or EBITDA growth, or continued employment of an executive officer.

Typically, total direct compensation, which includes base salary, target performance-based non-equity incentive compensation and target long-term equity incentive compensation, for our NEOs falls near the 50th percentile of surveyed companies, as described above.  In determining the size of long-term equity incentive awards, the compensation committee generally also considers, among other factors, the value of total direct compensation for comparable positions at our proxy peer companies, company and individual performance against strategic plans, the number and value of stock options and restricted stock or restricted stock unit awards previously granted, the allocation of overall equity awards attributed to our executive officers relative to all equity awards and the relative proportion of long-term incentives within the total direct compensation mix.

In 2013, we granted long-term equity incentive compensation to the executive officers, including our NEOs, pursuant to our 2010 Omnibus Incentive Plan.  We also have long-term equity incentive compensation that remains outstanding under our prior equity plans, including our 2005 Long Term Incentive Plan, our 2003 Long Term Incentive Plan and our Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan. Each of the four plans permit the board of directors to delegate all or a portion of its authority under the plan to the compensation committee, and the board of directors has done so except for purposes of awards to the chief executive officer.

Terms of Awards

After taking into consideration the market trend away from options in favor of full value shares and reviewing the long-term incentive practices in the marketplace, we believe that an equity mix of performance-based restricted stock units and time-based restricted stock units provides a conservative and balanced approach.  The portion granted in time-based restricted stock units is intended to provide not only some stability in our equity program and increase retention, but also to promote wealth accumulation by ensuring direct alignment with stockholders through our executives’ stock holdings.  The portion granted in performance-based restricted stock units, whose vesting criteria are tied to selected components of our financial performance, is intended to focus and incentivize our executives to deliver exceptional performance.  Performance-based restricted stock unit grants may be subject to both performance criteria and time-based restrictions to vest. With very limited exceptions, the executive officer must be employed by us at the time of vesting to receive the award.

The 45-day average fair market value of the company’s common stock as quoted on the NYSE as of the date of grant is utilized as the basis for determining the specific number of either time-based or performance-based restricted stock or restricted stock unit awards.  We granted restricted stock awards under our equity plans through February 2006 and have granted exclusively restricted stock unit awards since that time, and we do not anticipate granting restricted stock awards in the future.

Awards granted during 2013

In 2013, consistent with the objective of placing a significant portion of the overall target compensation for our executive officers “at risk” as discussed above, our board of directors and compensation committee approved equity grants for our NEOs consisting of 80% performance-based restricted stock units and 20% time-based restricted stock units, which were awarded on February 21, 2013.  The performance-based restricted stock unit equity awards and the time-based restricted stock unit equity awards are scheduled to vest as to 33% of the awards in each of February 2014 and 2015, and on 34% of the awards in February 2016, provided that (1) the executive officer is employed by us at each such time and (2) with respect to the performance-based restricted stock units, we meet pre-determined EBT goals for fiscal year 2013 of $666.9 million to achieve a minimum 50% of the target award, increasing on a fixed scale with up to 100% of the target award obtained by achieving EBT of $741.0 million and up to a maximum 150% of the target award obtained by achieving EBT of $815.1 million. The 100% achievement threshold approximates an 8.5% growth in EBT over our 2012 performance.

The 2013 long-term equity incentive awards for each of our NEOs fell between the 50th and 75th percentile of our proxy peer companies, except for our chief executive officer whose 2013 long-term equity incentive award fell below the 50th percentile of our proxy peer companies.  Establishing a maximum payout amount under our long-term equity incentive plan helps deter excessive risk taking, while having a minimum payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

Performance-based and time-based equity grants for 2013 were made to our NEOs as follows:

Name	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units	Total Equity Value (on Grant Date)
Edward J. Heffernan	22,271	5,567	$4,232,768
Charles L. Horn	6,263	1,565	$1,190,247
Bryan J. Kennedy	9,538	2,384	$1,812,740
Melisa A. Miller	7,232	1,808	$1,374,532
Bryan A. Pearson	9,538	2,384	$1,812,740

The compensation committee set the performance target for consolidated EBT related to payout of our performance-based restricted stock units at the beginning of 2013 based on certain assumptions about our performance and subject to adjustment for certain defined factors. Our reported EBT was $793.4 million for 2013, which would have resulted in vesting of the 2013 performance-based restricted stock unit awards at 135.5% of the original grant amounts.  In determining the payout for the 2013 performance-based restricted stock units, the compensation committee exercised its discretion to adjust reported EBT for certain factors, including adjustments related to the interest expense attributable to our share repurchase program during 2013.  Adjusting for these factors resulted in payout at 139.5% of the 2013 performance-based restricted stock units.

The aggregate equity compensation awarded to our NEOs and other key executives for 2013 totaled $10.9 million, or approximately 46% of the equity incentive compensation pool funded pursuant to IRC Section 162(m).

Awards granted during 2012

In 2012, consistent with the objective of placing a significant portion of the overall target compensation for our executive officers “at risk” as discussed above, our board of directors and compensation committee approved equity grants for our NEOs consisting of 80% performance-based restricted stock units and 20% time-based restricted stock units, which were awarded on February 21, 2012.  The performance-based restricted stock unit equity awards and the time-based restricted stock unit equity awards are scheduled to vest as to 33% of the awards in each of February 2013 and 2014, and on 34% of the awards in February 2015, provided that (1) the executive officer is employed by us at each such time and (2) with respect to the performance-based restricted stock units, we meet pre-determined EBT goals for fiscal year 2012 of $511.2 million to achieve a minimum 50% of the target award, increasing on a fixed scale with up to 100% of the target award obtained by achieving EBT of $568.0 million and up to a maximum 150% of the target award obtained by achieving EBT of $624.8 million. The 100% achievement threshold approximates an 11% growth in EBT over our 2011 performance.

Our reported EBT was $682.9 million for 2012, which resulted in vesting of the 2012 performance-based restricted stock unit awards at 150% of the original grant amounts.  In determining the payout for the 2012 performance-based restricted stock units, the compensation committee exercised its discretion to adjust our reported consolidated EBT for certain items, including, but not limited to, (1) inclusion or exclusion of certain foreign currency exchange translation detriments or benefits related to our Canadian LoyaltyOne segment; (2) adjustments for the acquisition of the Hyper Marketing group of companies (based on the imputed cost of capital that we had to spend to make this purchase as well as for the amortization of purchased intangibles); (3) exclusion of revenue attributable to the acquisition of the Hyper Marketing group of companies; (4) adjustments related to the interest expense attributable to our share repurchase program during 2012; and (5) adjustments related to the interest expense for additional high yield debt incurred in 2012 in preparation for liquidity needs in 2013. Adjusting for these factors did not alter the resultant payout at 150% of the 2012 performance-based restricted stock units.

The aggregate equity compensation awarded to our NEOs and other key executives for 2012 totaled $10.0 million, or approximately 54% of the equity incentive compensation pool funded pursuant to IRC Section 162(m).

Awards granted during 2011

In 2011, our board of directors and compensation committee approved equity grants for our NEOs consisting of 80% performance-based restricted stock units and 20% time-based restricted stock units, which were awarded on March 21, 2011.  The performance-based restricted stock unit equity awards and the time-based restricted stock unit equity awards are scheduled to vest as to 33% of the awards in each of February 2012 and 2013, and on 34% of the awards in February 2014, provided that (1) the executive officer is employed by us at each such time and (2) with respect to the performance-based restricted stock units, we meet pre-determined EBT goals for fiscal year 2011 of $362.7 million to achieve a minimum 50% of the target award, increasing on a fixed scale with up to 100% of the target award obtained by achieving EBT of $403.0 million and up to a maximum 150% of the target award obtained by achieving EBT of $443.3 million.

Our reported EBT was $514.1 million for 2011, which resulted in vesting of the 2011 performance-based restricted stock unit awards at 150% of the original grant amounts.  The compensation committee set the performance targets for EBT related to the vesting of the 2011 performance-based restricted stock units at the beginning of 2011 based on certain assumptions about our performance.  In determining the payout for the 2011 performance-based restricted stock units, the compensation committee exercised its discretion to adjust reported EBT for certain items, including (1) exclusion of certain foreign currency exchange translation benefits related to our Canadian LoyaltyOne segment; (2) adjustments for the acquisition of Aspen Marketing Holdings, Inc. (based on the imputed cost of capital that we had to spend to make this purchase as well as for the amortization of purchased intangibles) and (3) adjustments related to the interest expense related to our share repurchase program during 2011.  Adjusting for these factors did not alter the resultant payout at 150% of the 2011 performance-based restricted stock units.

The aggregate equity compensation awarded to our NEOs and other key executives for 2011 totaled $12.5 million, or approximately 47% of the equity incentive compensation pool funded pursuant to IRC Section 162(m).

Perquisites

With limited exceptions, the compensation committee’s policy is to provide personal benefits and perquisites to our NEOs that are substantially similar to those offered to our other associates at or above the level of vice president. The personal benefits and perquisites that may be available to our NEOs in addition to those available to our other associates include enhanced life insurance, long-term disability benefits, and an annual physical. For additional information about the perquisites given to our NEOs in 2013, see the All Other Compensation Table below.

Reasonability of Compensation

In determining appropriate compensation levels during the course of 2013, the compensation committee reviewed all forms of executive compensation, including base salary, performance-based non-equity incentive compensation, long-term equity incentive awards, ratios of vested to unvested equity previously granted to our executive officers, realizable amounts from equity previously granted to our executive officers, the company’s contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan and Executive Deferred Compensation Plan and the value of any perquisites received for the 2013 performance year.  Based on company performance in 2013 and in prior years, and other applicable factors and known information, including the market data provided by our external executive compensation consultant, the compensation committee, and the board of directors with respect to the chief executive officer, have each determined that the total 2013 compensation paid to our executive officers was reasonable and not excessive.  As previously reported, our fiscal year 2013 financial performance included a year-over-year increase of 19% in revenue and 18% for net income, an 15% increase in adjusted EBITDA and a 15% increase in core earnings per diluted share.  See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA, core earnings and core earnings per diluted share.  For 2013, base salary and  target total cash compensation (base salary plus target performance-based non-equity incentive compensation) fell below the 50th percentile, while target total direct compensation (base salary plus target performance-based non-equity incentive compensation plus target long-term equity incentive compensation) for our executive officers was at the 50th percentile of our proxy peer companies, as described above.

Tax Considerations

IRC Section 162(m) limits the tax deduction to $1 million for compensation paid to the chief executive officer and each of the three other most highly paid officers (other than the chief financial officer) of public companies. However, elements of compensation that qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit. The compensation committee has considered these requirements and believes that certain grants made under the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, the 2003 Long Term Incentive Plan, the 2005 Long Term Incentive Plan and the 2010 Omnibus Incentive Plan meet the requirement that they be “performance-based” and, therefore, compensation paid to our executive officers pursuant to the terms of these plans would generally be exempt from the limitations on deductibility. Our present intention is to comply with Section 162(m) unless the compensation committee determines that compliance in a particular instance would not be in our best interest.

Each year the compensation committee approves the maximum funding pool for performance-based non-equity incentive awards for our NEOs to be paid in the following year, based on a percentage of our operating EBITDA.  The intent is to qualify, to the extent possible, cash compensation paid to NEOs as tax deductible by the company, subject to the limitations of IRC Section 162(m).  For the 2013 performance-based non-equity incentive plan, the compensation committee approved 0.87% for our NEOs (including our CEO) of our operating EBITDA for the period from January 1, 2013 through December 31, 2013 as the maximum award amounts allowable.  The aggregate performance-based non-equity incentive awards payable to these individuals may not exceed these amounts to preserve our IRC Section 162(m) deductibility. For a discussion of performance targets related to payout of our performance-based non-equity incentive compensation for 2013, please see “Annual Performance-Based Non-Equity Incentive Compensation—Terms of Awards” beginning on page 25 in this proxy statement.

In addition, the compensation committee approved a maximum award pool for equity incentive awards to be granted to our NEOs and other key executives in 2013 based on a percentage of our operating EBITDA.  For the 2013 equity incentive awards, the compensation committee approved 2.30% for our NEOs (including our CEO) and other key contributors of our operating EBITDA for the period from January 1, 2012 through December 31, 2012 as the maximum award amounts allowable.  The aggregate equity incentive awards granted to these individuals may not exceed these amounts to preserve our IRC Section 162(m) deductibility. For a discussion of performance targets related to payout of our performance-based restricted stock unit awards for 2013, please see “Long-Term Equity Incentive Compensation—Terms of Awards—Awards granted during 2013” beginning on page 29 in this proxy statement.

Termination Following a Change in Control

We believe that executive performance generally may be hampered by distraction, uncertainty and other activities in the event of an actual or threatened change in control event. In September 2003, in order to reduce such adverse effects, we entered into change in control agreements with the then current executive officers, which included Mr. Heffernan. None of our other NEOs is covered by a change in control agreement.

Qualifying Terminations

Payouts under the change in control agreement are triggered upon a qualifying termination, defined in the change in control agreement as: (1) termination by the executive officer for good reason within two years of a change in control event; or (2) termination of the executive officer by the company without cause within two years of a change in control event. A termination of the executive officer’s employment due to disability, retirement or death will not constitute a qualifying termination.  We believe that this “double trigger” approach is appropriate, whereby an executive officer will only receive payout under a change in control agreement following both a change in control and a subsequent termination under the enumerated circumstances.

Pursuant to the change in control agreement, “cause” for termination includes: (1) material breach of an executive officer’s covenants or obligations under any applicable employment agreement or offer letter or any other agreement for services or non-compete agreement; (2) continued failure after written notice from the company or any applicable affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of the executive officer’s superiors, including, without limitation, the board of directors; (3) commission of a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which we or any of our applicable affiliates conducts business or other crime involving moral turpitude; or (4) material violation of any material law or regulation or any policy or code of conduct adopted by the company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the company or of an affiliate. The board of directors, in good faith, will determine all matters and questions relating to whether the executive officer has been discharged for cause. Pursuant to the change in control agreement, “good reason” for termination by the executive officer includes the occurrence of any of the following events, in each case without the executive officer’s consent: (1) lessening of the executive officer’s responsibilities; (2) a reduction of at least five percent in the executive officer’s annual salary and/or incentive compensation; or (3) the company’s requiring the executive officer to be based anywhere other than within 50 miles of the executive officer’s place of employment at the time of the occurrence of the change in control, except for reasonably required travel to the extent substantially consistent with the executive officer’s business travel obligations as in existence at the time of the change in control. If an executive is party to an employment agreement, offer letter or any other agreement for services with us that contains a definition for either “cause” or “good reason” and that agreement is in effect at the time of termination of employment, the definition in that agreement will prevail over the definition contained in the change in control agreement described here.

Payments and Benefits Following a Qualifying Termination

Upon a qualifying termination, the executive officer will be paid all earned and accrued salary due and owing to the executive officer, a pro-rata portion of the executive officer’s target bonus, continued medical, dental and hospitalization coverage for a pre-determined period, as described below, other benefits due under benefit plans, all accrued and unpaid vacation and a severance amount. The severance amount is equal to two times the sum of the executive officer’s current base salary and target non-equity incentive compensation. Any severance amounts to which the executive officer is entitled will be paid in a lump sum within thirty days of execution by the executive officer of a general release. If an executive officer ceases to be actively employed following a change in control, he or she will receive the value of his or her deferred compensation account, if any, no earlier than six months following the end of the quarter in which the termination occurred, unless the executive officer dies before that time.

After a qualifying termination, the executive officer and his or her dependents are eligible to receive equivalent medical, dental and hospitalization coverage and benefits as provided to the executive officer immediately prior to the change in control event or qualifying termination. Such coverage and benefits will continue for a period of 24 months following a qualifying termination. The change in control agreement further provides that if any payments or benefits that the executive officer receives are subject to the “golden parachute” excise tax imposed under IRC Section 4999, the executive officer will be entitled to a “gross-up” payment so that the executive officer is placed in the same after-tax position as if no excise tax had been imposed.

Change in Control - Impact on Outstanding Equity

In the event of a change in control, all equity awards made to the executive officer that remain outstanding generally remain subject to the terms and conditions set forth in any governing plan or award documents applicable to the equity awards. Our equity plans provide that our board of directors may accelerate vesting of stock options and restricted stock or restricted stock units in the event of a change in control. Further, in the event of a qualifying termination within twelve months of a change in control event, all restrictions on stock options and restricted stock or restricted stock units will lapse. Stock options will be exercisable following a qualifying termination until the earlier of the end of the option term or the end of the one year period following a qualifying termination.

Other General Terms of the Change in Control Agreement

The change in control agreement provides a mechanism to resolve disputes, does not constitute a contract of employment, and automatically renews every three years unless we provide 90 days advance written notice of our intent to terminate.  If an executive officer becomes entitled to a severance amount under a change in control agreement, such executive officer will not be entitled to severance payments under any other agreement or arrangement, including any employment agreement.

Termination for Cause - Impact on Outstanding Equity

Upon termination of an executive officer for cause, all vested but unexercised options granted to the executive officer will immediately be canceled. If an executive officer terminates employment for any other reason, including retirement, death or disability, but excluding a qualifying termination in connection with a change in control event, as described above, the executive officer may, for a limited time period, exercise those options that were exercisable immediately prior to his or her termination of employment. All unvested shares of restricted stock or restricted stock units granted to an executive officer will be forfeited upon that executive officer’s termination of employment for any reason other than a qualifying termination in connection with a change in control event, as described above; notwithstanding the foregoing, the compensation committee may exercise its discretion to accelerate the vesting of any unvested shares of restricted stock or restricted stock units granted to an executive officer upon that executive officer’s termination of employment for any reason other than for cause.

Distribution of Deferred Compensation

If an executive officer ceases to be actively employed, retires or becomes disabled, he or she will receive the value of his or her deferred compensation account, if any, no earlier than six months following the end of the quarter in which the termination occurred, unless the executive officer dies before that time. In the event of termination due to death, the balance of the account will be distributed in one lump sum to the executive officer’s designated beneficiary.

Plans or Agreements Governing Certain Elements of Executive Compensation

2010 Omnibus Incentive Plan

The 2010 Omnibus Incentive Plan provides for awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, cash incentive awards, deferred stock units and other performance-based awards to selected officers, associates, non-employee directors and consultants performing services for us or any of our affiliates. The 2010 Omnibus Incentive Plan is an omnibus plan that gives us flexibility to adjust to changing market forces. The 2010 Omnibus Incentive Plan was adopted by our board of directors on March 25, 2010 and approved by our stockholders on June 8, 2010. On June 15, 2010, we filed a Registration Statement on Form S-8, File No. 333-167525, with the SEC to register an additional 3,000,000 shares of common stock, par value $0.01 per share, which may be issued and sold under the 2010 Omnibus Incentive Plan. As of December 31, 2013, as a result of grants made under all of our equity plans, there were outstanding 239,676 vested but unexercised options to purchase our common stock at a weighted average exercise price of $46.75, 269,511 unvested time-based restricted stock units, and 685,004 unvested performance-based restricted stock units.

The 2010 Omnibus Incentive Plan is administered by the compensation committee, which has full and final authority to make awards, establish the terms thereof, and administer and interpret the 2010 Omnibus Incentive Plan in its sole discretion unless authority is specifically reserved to the board of directors under the 2010 Omnibus Incentive Plan, our certificate of incorporation or bylaws, or applicable law.  Any action of the compensation committee with respect to the 2010 Omnibus Incentive Plan will be final, conclusive and binding on all persons. The compensation committee may delegate certain responsibilities to our officers or managers. The board of directors may delegate, by a resolution adopted by the board of directors, authority to one or more of our officers to do one or both of the following: (1) designate the officers and employees who will be granted awards under the 2010 Omnibus Incentive Plan and (2) determine the number of shares subject to specific awards to be granted to such officers and employees.

During any calendar year no participant under the 2010 Omnibus Incentive Plan may be granted awards of more than 750,000 shares of stock, subject to adjustments. We may reserve for the purposes of the 2010 Omnibus Incentive Plan, out of our authorized but unissued shares of stock or out of shares of stock reacquired by us in any manner, or partly out of each, such number of shares of stock as shall be determined by the board of directors.  The maximum number of shares of stock available for awards shall be reduced by the number of shares in respect of which the award is granted or denominated. If any stock option is exercised by tendering shares either actually or by attestation, as full or partial payment of the exercise price, the maximum number of shares available shall be increased by the number of shares so tendered. Shares of stock allocable to an expired, canceled, settled or otherwise terminated portion of an award may again be the subject of awards granted thereunder. In addition, any shares of stock withheld for payment of taxes may be the subject of awards granted under this plan and the number of shares equal to the difference between the number of stock appreciation rights exercised and the number of shares delivered upon exercise shall again be available for awards.  Any award that by the terms of either the 2010 Omnibus Incentive Plan or the award agreement is to be settled in cash or property other than shares of stock will not reduce or otherwise count against the number of shares of stock available for awards under the 2010 Omnibus Incentive Plan.  The maximum cash amount that may be awarded to any single participant in any one calendar year may not exceed $7,500,000.

Upon termination of an executive officer for cause, all unvested and vested but unexercised options granted to such executive officer shall immediately be forfeited or canceled, as appropriate.  If an executive officer terminates employment for any other reason, including retirement, death or disability but excluding a qualifying termination following a change in control event, such executive officer may, for a limited time period, exercise those options that were exercisable immediately prior to such termination of employment.  All unvested shares of restricted stock or restricted stock units granted to an executive officer will be forfeited upon that executive officer’s termination of employment for any reason other than a qualifying termination following a change in control event; notwithstanding the foregoing, the compensation committee may exercise its discretion to accelerate the vesting of any unvested shares of restricted stock or restricted stock units granted to an executive officer upon that executive officer’s termination of employment for any reason other than for cause.  Additional information regarding change in control events is set forth under the caption “Potential Payments upon Termination or Change in Control.”

The 2010 Omnibus Incentive Plan provides for awards of incentive stock options to any person employed by us or by any of our affiliates. The exercise price for incentive stock options granted under the 2010 Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an employee who owns 10% or more of our common stock, the exercise price of that stock option may not be less than 110% of the fair market value of our common stock on the date of grant. The 2010 Omnibus Incentive Plan also provides for awards of nonqualified stock options to any officers, employees, non-employee directors or consultants performing services for us or our affiliates. The exercise price for nonqualified stock options granted under the 2010 Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the date of grant. Under the 2010 Omnibus Incentive Plan, stock options generally vest one-third per year over three years and terminate on the tenth anniversary of the date of grant. The 2010 Omnibus Incentive Plan gives our board of directors discretion to determine the vesting provisions of each individual stock option. In the event of a change in control, this plan provides that our board of directors may provide for accelerated vesting of stock options.

The compensation committee is authorized under the 2010 Omnibus Incentive Plan to grant restricted stock or performance share awards with restrictions that may lapse over time or upon the achievement of specified performance targets, or both. Restrictions may lapse separately or in such installments as the compensation committee may determine. A participant granted restricted stock or performance shares shall have the stockholder rights as may be set forth in the applicable agreement, including, for example, the right to vote the restricted stock or performance shares.

The compensation committee is authorized under the 2010 Omnibus Incentive Plan to grant restricted stock unit awards. Until all restrictions upon restricted stock units granted to a participant shall have lapsed, the participant may not be a stockholder of us, nor have any of the rights or privileges of a stockholder of us, including rights to receive dividends and voting rights with respect to the restricted stock units. We will establish and maintain a separate account for each participant who has received an award of restricted stock units, and such account will be credited for the number of restricted stock units granted to such participant. Restricted stock unit awards granted under the 2010 Omnibus Incentive Plan may vest at such time or times and on such terms and conditions as the compensation committee may determine. The agreement evidencing the award of restricted stock units will set forth any such terms and conditions. As soon as practicable after each vesting date of an award of restricted stock units, payment will be made in either shares of our common stock, other securities or cash (based upon the fair market value of our common stock on the day all restrictions lapse).

The compensation committee is also authorized under the 2010 Omnibus Incentive Plan to grant stock appreciation rights, known as SARs. The exercise price per SAR shall be determined by the compensation committee and may not be less than the fair market value of a share of stock on the date of grant. The full or partial exercise of SARs that provide for stock settlement shall be made only by a written notice specifying the number of SARs with respect to which the award is being exercised. Upon the exercise of SARs, the participant is entitled to receive an amount in shares determined by multiplying (a) the appreciation value by (b) the number of SARs being exercised, minus the number of shares withheld for payment of taxes. The compensation committee may limit the number of shares that may be delivered with respect to any award of SARs by including such a limit in the agreement evidencing SARs at the time of grant.

Following certain significant corporate events, unusual and non-recurring corporate events or following changes in applicable laws, regulations or accounting principles, the compensation committee has the authority under each of the 2010 Omnibus Incentive Plan, the 2005 Long Term Incentive Plan and the 2003 Long Term Incentive Plan to waive performance conditions relating to an award and to make adjustments to any award that the compensation committee feels is appropriate.  Further, the compensation committee may reduce payout amounts under performance-based awards if, in the discretion of the compensation committee, such a reduction is appropriate.  The compensation committee may not, however, increase the payout amount for any such performance-based award.  In addition, these plans do not permit stock options to be “repriced” at a lower exercise price, or otherwise modified or amended in such a manner that would constitute a “repricing.”  Under each of the 2010 Omnibus Incentive Plan, the 2005 Long Term Incentive Plan and the 2003 Long Term Incentive Plan, the compensation committee has the authority to cancel or require repayment of an award in the event a participant or former participant breaches any non-solicitation agreement entered into with the company. Under the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, the board of directors or delegated committee thereof has the right to amend any stock option or restricted stock or restricted stock unit award granted to a participant, in most cases subject to the participant’s written consent.

The following table provides information as of December 31, 2013 with respect to shares of our common stock that were issued under prior plans that have since expired and are still outstanding and shares of our common stock that may be issued under the 2010 Omnibus Incentive Plan or the Amended and Restated Employee Stock Purchase Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	239,676	$46.75	1,932,642	(1)
Equity compensation plans not approved by security holders	None	N/A	None
Total	239,676	$46.75	1,932,642

(1)	Includes 488,577 shares available for future issuance under the Amended and Restated Employee Stock Purchase Plan.

Executive Deferred Compensation Plan

We adopted an amended and restated Executive Deferred Compensation Plan in December 2007, to be effective as of January 1, 2008.  Our original Executive Deferred Compensation Plan was adopted in December 2004 as a successor to our former Supplemental Executive Retirement Plan, a substantially similar deferred compensation plan. The purpose of the Executive Deferred Compensation Plan is to help participants maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations.  To be eligible to participate in the Executive Deferred Compensation Plan, an individual must: (1) be a regular, full-time U.S. employee of ADS Alliance Data Systems, Inc., one of our wholly owned subsidiaries; (2) receive a base salary equal to or greater than $150,000 on an annual basis, or have received total compensation on an annual basis of at least $170,000 as of December 31, 2003 and have not fallen below that amount in any subsequent year; and (3) be a participant in the Alliance Data Systems 401(k) and Retirement Savings Plan.  The Executive Deferred Compensation Plan allows the participant to contribute:

•	up to 50% of eligible compensation on a pre-tax basis;

•	any pre-tax 401(k) contributions that would otherwise be returned because of reaching the statutory limit under IRC Section 415; and

•	any retirement savings plan contributions for compensation in excess of the statutory limits.

At the time of enrollment, a participant may direct the company to withhold a percentage of the participant’s base salary and also, provided the enrollment is effective no later than April 1st of the applicable year, the performance-based non-equity incentive compensation earned for services performed in the year but paid in the following year.  The percentage selected for each type of compensation is determined by the participant and may be any whole number percentage up to 50%.  A participant may not revoke, change or terminate an election to make contributions to the Executive Deferred Compensation Plan at any time following the end of the applicable enrollment period.  In addition, we will allocate to the participant any contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan that would otherwise have been returned to the participant as a result of the limit imposed by the IRC on such 401(k) contributions.  This allocation includes non-matching retirement contributions and discretionary profit-sharing contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan that were similarly restricted.  Loans are not available under the Executive Deferred Compensation Plan.  Contributions made under the Executive Deferred Compensation Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments.

Each participant is 100% vested in his or her own contributions. A participant becomes 100% vested in the retirement savings plan contributions after achieving three years of vesting service under the Alliance Data Systems 401(k) and Retirement Savings Plan. In the event of a change in control, as defined under the Executive Deferred Compensation Plan, participants will be 100% vested in their retirement savings plan contributions, and we will establish a rabbi trust to which we will contribute sufficient assets to fully fund all accounts under the Executive Deferred Compensation Plan. The assets in the rabbi trust will remain subject to the claims of our creditors. Account balances accrue interest at a rate that is established and adjusted periodically by the committee of management that administers the Executive Deferred Compensation Plan.

A participant who is actively employed generally may not withdraw or otherwise access any amounts credited under the Executive Deferred Compensation Plan.  However, at the time a participant elects to make elective contributions, that participant may elect to have all contributions made pursuant to that election for that year distributed as of January 1 of any subsequent year, subject however, to any restriction imposed under IRC Section 409A. The distribution shall be made within 60 days of January 1 of the specified year or, if earlier, the date required in the event of cessation of employment, retirement or disability, as described below.  Furthermore, amounts may be withdrawn in the event of an “unforeseeable emergency,” within the meaning of IRC Section 409A(a)(2)(B)(ii).  Any such early withdrawal must be approved by the committee of management administering the Executive Deferred Compensation Plan and may not exceed the amount necessary to meet the emergency, taking into account other assets available to the participant, as well as any taxes incurred as a result of the distribution.  If the committee of management administering the Executive Deferred Compensation Plan approves a distribution on this basis, the distribution shall be made as soon as practicable thereafter; and the participant’s right to make elective contributions shall be suspended until the first day of the following year, subject to enrollment procedures.  If a participant ceases to be actively employed, retires or becomes disabled, the participant will receive the value of his or her account within 90 days after he or she became eligible for the distribution unless the participant is a “specified participant” under IRC Section 409A, in which case the distribution will be paid on the date that is six months and one day after the date of separation, unless the “specified participant” dies before that time.  Under current IRC Section 409A, each of our NEOs is considered a “specified participant.”  In the event of termination due to death, the balance of the account will be distributed in one lump sum to the participant’s designated beneficiary within 90 days after the date of the participant’s death.  A distribution from the Executive Deferred Compensation Plan is taxed as ordinary income and is not eligible for any special tax treatment.  The Executive Deferred Compensation Plan is designed and administered to comply with the IRC Section 409A regulations.

Group Retirement Savings Plan and Deferred Profit Sharing Plan (LoyaltyOne, Co.)

The LoyaltyOne, Co. Group Retirement Savings Plan (“GRSP”), is a group retirement savings plan registered with the Canada Revenue Agency. Contributions made by Canadian associates on their behalf or on behalf of their spouse to the GRSP, and income earned on these contributions, are not taxable to associates until withdrawn from the GRSP.  Associate contributions eligible for company match may not exceed the overall maximum allowed by the Income Tax Act (Canada); the maximum tax-deductible GRSP contribution is set by the Canada Revenue Agency each year. The Deferred Profit Sharing Plan (“DPSP”), is a legal trust registered with the Canada Revenue Agency. Eligible full-time associates can participate in the GRSP after three months of employment and eligible part-time associates after six months of employment. Associates become eligible to receive company matching contributions into the DPSP on the first day of the calendar quarter following twelve months of employment. Based on the eligibility guidelines, the company matches up to 5% of contributions dollar-for-dollar. Contributions made to the DPSP reduce an associate’s maximum contribution amounts to the GRSP under the Income Tax Act (Canada) for the following year. All company matching contributions into the DPSP vest after receipt of one continuous year of DPSP contributions.

Canadian Supplemental Executive Retirement Plan

We adopted the Canadian Supplemental Executive Retirement Plan in June 2009, to be effective as of January 1, 2009. The purpose of the Canadian Supplemental Executive Retirement Plan is to help participants maximize company contributions that are otherwise restricted due to statutory limitations. To be eligible to participate in the Canadian Supplemental Executive Retirement Plan, an individual must: (1) be a full-time Canadian employee of LoyaltyOne, Co., one of our wholly-owned subsidiaries; (2) be in a vice president or higher position that has been designated as a member of a group of “key executives”; and (3) be a participant in the LoyaltyOne, Co. GRSP. All contributions to the Canadian Supplemental Executive Retirement Plan are made by LoyaltyOne, Co. in an amount equal to the maximum employer contributions which would be made to the participant’s DPSP account if the maximum contribution provisions of the Income Tax Act (Canada) were not applicable, less actual employer contributions to the participant’s DPSP account.

Contributions made under the Canadian Supplemental Executive Retirement Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments. A participant becomes 100% vested in the Canadian Supplemental Executive Retirement Plan contributions after achieving one year of vesting service, which may be the same year of vesting service under the DPSP. In the event of a change in control, as defined under the Canadian Supplemental Executive Retirement Plan, participants will be 100% vested in the Canadian Supplemental Executive Retirement Plan contributions. Account balances are credited or debited, as applicable, at least annually with deemed investment earnings or losses calculated assuming one hundred percent of the participant’s account were invested in the balanced funds provided as an investment option under the DPSP or such alternative investment funds as may be determined by the LoyaltyOne, Co. retirement council from time to time.

A participant who is actively employed generally may not withdraw or otherwise access any amounts credited under the Canadian Supplemental Executive Retirement Plan. If a participant ceases to be actively employed other than due to the participant’s death or termination for cause, retires or becomes disabled, the participant will receive the value of his or her account, less applicable withholding taxes, within 90 days after he or she became eligible for the distribution. In the event of termination due to death, the balance of the account will be distributed in one lump sum, less applicable withholding taxes, to the participant’s designated beneficiary within 90 days after the date LoyaltyOne, Co. receives formal notification of the participant’s death. In the event of a participant’s termination of employment for cause as defined in the Canadian Supplemental Executive Retirement Plan, such participant will forfeit the balance of his or her account, whether vested or unvested. A distribution from the Canadian Supplemental Executive Retirement Plan is taxed as ordinary income and is not eligible for any special tax treatment.

Alliance Data Systems 401(k) and Retirement Savings Plan

The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986. The Company amended its 401(k) and Retirement Savings Plan effective January 1, 2014. The 401(k) and Retirement Savings Plan is an IRS-approved safe harbor plan design that eliminates the need for most discrimination testing. Eligible employees can participate in the 401(k) and Retirement Savings Plan immediately upon joining the Company and after 180 days of employment begin receiving company matching contributions. In addition, “seasonal” or “on-call” employees must complete a year of eligibility service before they may participate in the 401(k) and Retirement Savings Plan. The 401(k) and Retirement Savings Plan permits eligible employees to make Roth elective deferrals, effective November 1, 2012, which are included in the employee’s taxable income at the time of contribution, but not when distributed. Regular, or Non-Roth, elective deferrals made by employees, together with contributions by the Company to the 401(k) and Retirement Savings Plan, and income earned on these contributions, are not taxable to employees until withdrawn from the 401(k) and Retirement Savings Plan. The 401(k) and Retirement Savings Plan covers U.S. employees, who are at least 18 years old, of ADS Alliance Data Systems, Inc., one of the Company’s wholly-owned subsidiaries, and any other subsidiary or affiliated organization that adopts this 401(k) and Retirement Savings Plan. The Company, and all of its U.S. subsidiaries, are currently covered under the 401(k) and Retirement Savings Plan.

Through December 31, 2013, the Company matched dollar-for-dollar on the first three percent of savings, and an additional fifty cents for each dollar an employee contributed for savings of more than three percent and up to five percent of pay. Effective January 1, 2014, the Company matches dollar-for-dollar up to five percent of savings. All company matching contributions are immediately vested. In addition to the company match, the Company may make an additional annual discretionary contribution based on the Company’s profitability. This contribution, subject to Board of Director approval, is based on a percentage of pay and is subject to a separate three-year cliff vesting schedule. The discretionary contribution vests in full upon achieving three years of service for participants with less than three years of service. All of these contributions vest immediately if the participating employee has more than three years of service, attains age 65, becomes disabled, dies or if the 401(k) and Retirement Savings Plan terminates. The participants in the plan can direct their contributions and the Company’s matching contribution to numerous investment options, including the Company’s common stock.

In 2011, 2012 and 2013, we made regular matching contributions under the 401(k) and Retirement Savings Plan as described in the preceding paragraph, and an additional discretionary contribution was approved by our board of directors in an amount equal to approximately 2% of the participant’s compensation (as defined in the 401(k) and Retirement Savings Plan) during each of the 2011, 2012 and 2013 plan years, which amount may be integrated with the Social Security wage base to the extent permitted under IRC Section 401(l).

On July 20, 2001, we registered 1,500,000 shares of our common stock for issuance in accordance with our 401(k) and Retirement Savings Plan pursuant to a Registration Statement on Form S-8, File No. 333-65556.  As of March 31, 2014, 746,811 of such shares remain available for issuance.

Indemnification Agreements

We have entered into indemnification agreements with each of our NEOs so that they may serve the company without undue concern for their protection in connection with their services.  Under these indemnification agreements, if a current or former executive officer is made a party or is threatened to be made a party, as a witness or otherwise, to any threatened, pending or completed action, suit, inquiry or other proceeding by reason of any action or inaction on his or her part while acting on behalf of the company, the board of directors may approve payment or reimbursement of properly documented expenses, including judgments, fines, penalties, attorneys’ fees and other costs reasonably incurred by the executive officer in connection with such proceeding, to the extent not paid by applicable insurance policies.  This indemnification only applies to the extent permitted by Delaware general corporation law, and the company will not be liable for damages or judgments: (1) based upon or attributable to the executive officer gaining any personal profit or advantage to which the executive officer was not legally entitled; (2) with respect to an accounting of profits made from the purchase or sale by the executive officer of securities of the company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended; or (3) resulting from an adjudication that the executive officer committed an act of active and deliberate dishonesty with actual dishonest purpose and intent, which act was material to the cause of action adjudicated.

Non-GAAP Performance Measures for 2013

As described above, pursuant to IRC Section 162(m), tax deductions available for performance-based compensation paid to certain executive officers for 2013 were dependent, in part, upon the attainment of operating EBITDA targets as defined herein.  Operating EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus stock compensation expense, provision for income taxes, interest expense, net, depreciation and other amortization and amortization of purchased intangibles plus the change in deferred revenue and the change in redemption settlement assets, as adjusted for foreign currency exchange rate changes.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

The following tables and accompanying narratives set forth the compensation paid to our chief executive officer, chief financial officer and the next three most highly paid executive officers for the fiscal years ended December 31, 2011, 2012 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)
Edward J. Heffernan President and Chief Executive Officer	2013	$1,050,000	-	$4,232,768	-	$2,072,700	$180,897		$76,338	$7,612,703
	2012	$950,000	-	$3,581,824	-	$2,216,160	$137,987		$73,873	$6,959,844
	2011	$885,000	$129,857	$3,195,471	-	$1,970,143	$75,058		$77,177	$6,332,706
Charles L. Horn Executive Vice President and Chief Financial Officer	2013	$550,000	-	$1,190,247	-	$723,800	$7,234		$72,372	$2,543,653
	2012	$500,000	-	$1,255,006	-	$864,000	$3,262		$68,345	$2,690,613
	2011	$472,500	$50,000	$1,083,150	-	$779,153	$1,275		$37,579	$2,423,657
Bryan J. Kennedy Executive Vice President and President, Epsilon	2013	$540,000	-	$1,812,740	-	$540,000	$11,301		$69,358	$2,973,399
	2012	$500,000	-	$1,953,112	-	$493,000	$3,684		$58,964	$3,008,760
	2011	$450,000	$20,000	$1,841,430	-	$429,750	$2,062		$25,175	$2,768,417
Melisa A. Miller(8) Executive Vice President and President, Retail Credit Services	2013	$460,000	-	$1,374,532	-	$676,660	$35,581		$46,219	$2,592,992
	2012	$425,000	-	$1,260,525	-	$800,275	$13,973		$39,769	$2,539,542
	2011	-	-	-	-	-	-		-	-
Bryan A. Pearson(9) Executive Vice President and President, LoyaltyOne	2013	$508,356	$13,726	$1,812,740	-	$582,068	$29,700	(10)	$271,050	$3,217,640
	2012	$519,049	-	$1,908,243	-	$692,930	$(32,967	)(10)	$191,271	$3,278,526
	2011	$490,364	$55,902	$1,787,285	-	$703,673	$29,015	(10)	$170,385	$3,236,624

(1) This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan. See “Nonqualified Deferred Compensation” table for additional information.  In 2013, $315,000 was deferred by Mr. Heffernan, $38,500 was deferred by Mr. Horn and $106,704 was deferred by Mr. Kennedy; in 2012, $237,500 was deferred by Mr. Heffernan, $30,000 was deferred by Mr. Horn and $49,228 was deferred by Mr. Kennedy; and in 2011, $194,700 was deferred by Mr. Heffernan and $23,625 was deferred by Mr. Horn.

(2) Amounts in this column represent discretionary payments under our non-equity incentive plan to the executive officers by the chief executive officer, and with regard to the chief executive officer, discretionary payments under our non-equity incentive plan compensation by the board of directors.

(3) Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, which for 2013 represents the closing market price of our common stock of $152.05 per share on the grant date of February 21, 2013. These amounts may not correspond to the actual value that will be realized by the NEOs. To see the value of awards made to the NEOs in 2013, see the Fiscal Year 2013 Grants of Plan Based Awards table below. Awards included in the Stock Awards and Option Awards columns were granted pursuant to the 2010 Omnibus Incentive Plan. Additional details are included above under the caption “Long-Term Equity Incentive Compensation.”

(4) This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan, which amounts are not paid or deferred until February of the following year.  In 2014, $621,810 was deferred by Mr. Heffernan, $36,190 was deferred by Mr. Horn, $108,000 was deferred by Mr. Kennedy and $338,330 was deferred by Ms. Miller; in 2013, $554,040 was deferred by Mr. Heffernan, $73,950 was deferred by Mr. Kennedy and $400,138 was deferred by Ms. Miller; and in 2012, $462,000 was deferred by Mr. Heffernan.

(5) Amounts in this column reflect the amounts earned and paid to each NEO in February 2012, 2013 and 2014 for 2011, 2012 and 2013 performance, respectively, under the 2010 Omnibus Incentive Plan.  For the 2013 performance year, these amounts are the actual amounts earned under the awards described in the Fiscal Year 2013 Grants of Plan-Based Awards table below.  These payout amounts were computed in accordance with the pre-determined formula for the calculation of performance-based non-equity incentive compensation and the applicable weightings as set forth above in the Compensation Discussion and Analysis.

(6) Amounts in this column consist entirely of above-market earnings on compensation deferred pursuant to the Executive Deferred Compensation Plan, as described below following the Nonqualified Deferred Compensation table.  Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7.5% annual interest rate credited by the company on contributions during 2013.

(7) See the All Other Compensation table below for further information regarding amounts included in this column.

(8) Effective September 8, 2011, our board of directors appointed Ms. Miller as an executive officer.  Ms. Miller was designated an NEO based on compensation paid for the fiscal year ended December 31, 2012.

(9) Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars.  To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable year (for 2013 amounts, an exchange rate .9414 U.S. Dollars per Canadian Dollar, for 2012 amounts, an exchange rate of 1.00786132 U.S. Dollars per Canadian Dollar and for 2011 amounts, an exchange rate of .98072868 U.S. Dollars per Canadian Dollar).

(10) This amount represents the deemed investment earnings (losses) credited to Mr. Pearson pursuant to the terms of the LoyaltyOne, Co. Canadian Supplemental Executive Retirement Plan (“LoyaltyOne SERP”).

All Other Compensation

Name	Year	Registrant Contributions to 401(k) or Other Retirement Savings Plans	Registrant Contributions to Deferred Compensation Plans	Life Insurance Premiums	Medical and Dental Insurance Premiums	Disability Insurance Premiums	Other	Perquisites and Personal Benefits
Edward J. Heffernan	2013	$18,221	$40,000	$71	$12,718	$379	-	$4,949(1)
	2012	$17,464	$40,000	$71	$11,555	$86	-	$4,697
	2011	$17,464	$40,000	$42	$10,881	$83	-	$8,707
Charles L. Horn	2013	$17,464	$40,000	$71	$12,718	$379	-	$1,740(2)
	2012	$18,297	$36,596	$71	$11,555	$86	-	$1,740
	2011	$17,464	$7,369	$42	$10,881	$83	-	$1,740
Bryan J. Kennedy	2013	$18,885	$26,021	$71	$13,853	$379	-	$10,149(3)
	2012	$9,568	$33,894	$71	$12,307	$86	-	$3,038
	2011	$9,800	-	$42	$11,200	$83	-	$4,050
Melisa A. Miller(4)	2013	$18,198	$14,853	$71	$12,718	$379	-	-
	2012	$18,321	$9,736	$71	$11,555	$86	-	-
	2011	-	-	-	-	-	-	-
Bryan A. Pearson(5)	2013	$11,424(6)	$49,153(7)	$339	$190,600(8)	$2,184(9)	-	$17,350(10)
	2012	$11,575	$53,407	$363	$106,973	$2,338	-	$16,615
	2011	$11,009	$46,747	-	$89,816	$7,901	-	$14,912

(1) This amount represents $1,958 in supplemental life insurance premiums and $2,991 for an executive physical.

(2) This amount represents $1,740 in supplemental life insurance premiums.

(3) This amount represents $5,940 for personal use of a country club membership and $4,209 for an executive physical.

(4) Effective September 8, 2011, our board of directors appointed Ms. Miller as an executive officer.  Ms. Miller was designated an NEO based on compensation paid for the fiscal year ended December 31, 2012

(5) Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars.  To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable year (for 2013 amounts, an exchange rate of .9414 U.S. Dollars per Canadian Dollar; for 2012 amounts, an exchange rate of 1.00786132 U.S. Dollars per Canadian Dollar; and for 2011 amounts, an exchange rate of .98072868 U.S. Dollars per Canadian Dollar).

(6) This amount represents the company’s contributions to Mr. Pearson’s account pursuant to the DPSP.

(7) This amount represents the company’s contributions to Mr. Pearson’s account pursuant to the LoyaltyOne SERP.

(8) This amount includes medical, dental and wellness insurance premiums and $183,689 in required employer health tax, and a wellness program for emergency medical assistance outside of Canada.

(9) This amount includes both short-term and long-term disability insurance premiums.

(10) This amount includes $8,506 in supplemental life insurance premiums, $2,321 in long-term illness premiums, $1,784 for an executive physical, $4,739 in company subsidized parking and personal use of a country club membership.  Each of these items were either reimbursed directly to Mr. Pearson or directly paid on behalf of Mr. Pearson.

Fiscal Year 2013
Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in 2013, including performance-based non-equity incentive compensation awards and restricted stock unit awards.  Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

	Grant Date	Date Authorized by the Board of Directors or Compensation Committee (relative to option awards)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Under- Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date (relative to option awards)	Full Grant Date Fair Value of Equity Awards Granted in 2013
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Edward J. Heffernan	2/21/13									5,567	(3)				$846,462
Edward J. Heffernan	2/21/13					11,136	22,271	(4)	33,407						$3,386,306
Edward J. Heffernan			$683,550	$1,575,000	$3,150,000
Charles L. Horn	2/21/13									1,565	(5)				$237,958
Charles L. Horn	2/21/13					3,132	6,263	(6)	9,395						$952,289
Charles L. Horn			$238,700	$550,000	$1,100,000
Bryan J. Kennedy	2/21/13									2,384	(7)				$362,487
Bryan J. Kennedy	2/21/13					4,769	9,538	(8)	14,307						$1,450,253
Bryan J. Kennedy			$248,400	$540,000	$1,080,000
Melisa A. Miller	2/21/13									1,808	(9)				$274,906
Melisa A. Miller	2/21/13					3,616	7,232	(10)	10,848						$1,099,626
Melisa A. Miller			$211,600	$460,000	$920,000
Bryan A. Pearson	2/21/13									2,384	(11)				$362,487
Bryan A. Pearson	2/21/13					4,769	9,538	(12)	14,307						$1,450,253
Bryan A. Pearson(13)			$233,844	$508,356	$1,016,712

(1) Awards shown in this column were granted pursuant to the 2010 Omnibus Incentive Plan.  Actual payout amounts of these awards have already been determined and were paid in February 2014, and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2) Full grant date fair value of equity awards granted in 2013 is computed in accordance with FASB ASC 718 and reflects the total amount of the award to be spread over the applicable vesting period.  The amount recognized for financial reporting purposes under FASB ASC 718 of the target awards granted is included in the Stock Awards and Option Awards columns of the Summary Compensation Table above.

(3) The award is for 5,567 shares of common stock represented by time-based restricted stock units.  The restrictions lapsed on 1,837 units on 2/21/14 and will lapse on 1,837 units on 2/23/15 and on 1,893 units on 2/21/16.

(4) The award is for 22,271 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting.  On 2/21/14, 139.5% of the original award of 22,271 performance-based restricted stock units granted on 2/21/13, or 31,068 units, were earned and the restrictions on 10,252 units lapsed.  The restrictions will lapse on 10,252 units on 2/23/15 and on 10,564 units on 2/21/16.

(5) The award is for 1,565 shares of common stock represented by time-based restricted stock units.  The restrictions lapsed on 516 units on 2/21/14 and will lapse on 516 units on 2/23/15 and on 533 units on 2/21/16.

(6) The award is for 6,263 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting.  On 2/21/14, 139.5% of the original award of 6,263 performance-based restricted stock units granted on 2/21/13, or 8,737 units, were earned and the restrictions on 2,882 units lapsed.  The restrictions will lapse on 2,883 units on 2/23/15 and on 2,972 units on 2/21/16.

(7) The award is for 2,384 shares of common stock represented by time-based restricted stock units.  The restrictions lapsed on 786 units on 2/21/14 and will lapse on 787 units on 2/23/15 and on 811 units on 2/21/16.

(8) The award is for 9,538 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting.  On 2/21/14, 139.5% of the original award of 9,538 performance-based restricted stock units granted on 2/21/13, or 13,306 units, were earned and the restrictions on 4,390 units lapsed.  The restrictions will lapse on 4,391 units on 2/23/15 and on 4,525 units on 2/21/16.

(9) The award is for 1,808 shares of common stock represented by time-based restricted stock units.  The restrictions lapsed on 596 units on 2/21/14 and will lapse on 597 units on 2/23/15 and on 615 units on 2/21/16.

(10) The award is for 7,232 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting.  On 2/21/14, 139.5% of the original award of 7,232 performance-based restricted stock units granted on 2/21/13, or 10,089 units, were earned and the restrictions on 3,328 units lapsed.  The restrictions will lapse on 3,330 units on 2/23/15 and on 3,431 units on 2/21/16.

(11) The award is for 2,384 shares of common stock represented by time-based restricted stock units.  The restrictions lapsed on 786 units on 2/21/14 and will lapse on 787 units on 2/23/15 and on 811 units on 2/21/16.

(12) The award is for 9,538 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting.  On 2/21/14, 139.5% of the original award of 9,538 performance-based restricted stock units granted on 2/21/13, or 13,306 units, were earned and the restrictions on 4,390 units lapsed.  The restrictions will lapse on 4,391 units on 2/23/15 and on 4,525 units on 2/21/16.

(13) Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars.  We used an exchange rate of .9414 Canadian Dollar per U.S. Dollar, which was the prevailing exchange rate as of December 31, 2013, to convert the amounts paid to U.S. Dollars.

Fiscal Year 2013
Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and restricted stock units by the NEOs. This table includes unexercised stock options and unvested restricted stock units. Each equity award is shown separately for each NEO, with the corresponding vesting schedule for each award in the footnotes following this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edward J. Heffernan	19,337			$41.32	2/3/15
Edward J. Heffernan	21,482			$43.01	2/13/16
Edward J. Heffernan	15,223			$63.35	2/21/17
Edward J. Heffernan						12,177	(2)	$3,201,699
Edward J. Heffernan						15,653	(3)	$4,115,643
Edward J. Heffernan						24,005	(4)	$6,311,635
Edward J. Heffernan						22,271	(5)	$5,855,714
Charles L. Horn						3,851	(6)	$1,012,543
Charles L. Horn						5,307	(7)	$1,395,370
Charles L. Horn						8,412	(8)	$2,211,767
Charles L. Horn						6,263	(9)	$1,646,731
Bryan J. Kennedy	15,000			$43.20	11/17/14
Bryan J. Kennedy	7,724			$43.01	2/13/16
Bryan J. Kennedy	4,872			$63.35	2/21/17
Bryan J. Kennedy						6,070	(10)	$1,595,985
Bryan J. Kennedy						9,020	(11)	$2,371,629
Bryan J. Kennedy						13,091	(12)	$3,442,017
Bryan J. Kennedy						9,538	(13)	$2,507,826
Melisa A. Miller						4,844	(14)	$1,273,633
Melisa A. Miller						3,183	(15)	$836,906
Melisa A. Miller						8,450	(16)	$2,221,759
Melisa A. Miller						7,232	(17)	$1,901,510
Bryan A. Pearson	20,000			$41.32	2/3/15
Bryan A. Pearson	12,346			$41.32	2/3/15
Bryan A. Pearson	7,724			$43.01	2/13/16
Bryan A. Pearson	4,628			$63.35	2/21/17
Bryan A. Pearson						5,975	(18)	$1,571,007
Bryan A. Pearson						8,756	(19)	$2,302,215
Bryan A. Pearson						12,790	(20)	$3,362,875
Bryan A. Pearson						9,538	(21)	$2,507,826

(1) Market values of the restricted stock unit awards shown in this table are based on the closing market price of our common stock as of December 31, 2013, which was $262.93, and assumes the satisfaction of the applicable vesting conditions.

(2) Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 6,416 units on 2/21/14; the restrictions are scheduled to lapse on 3,868 units on 2/23/15 and on 1,893 units on 2/21/16.

(3) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2011, the restrictions subsequently lapsed on 15,653 units.

(4) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2012, the restrictions subsequently lapsed on 11,823 units; the restrictions are scheduled to lapse on 12,182 units on 2/23/15.

(5)  Stock units subject to performance-based restrictions.  On 2/21/14, 139.5% of the original award of 22,271 performance-based restricted stock units granted on 2/21/13, or 31,068 units, were earned and the restrictions on 10,252 units lapsed.  The restrictions will lapse on 10,252 units on 2/23/15 and on 10,564 units on 2/21/16.

(6) Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 2,090 units on 2/21/14; the restrictions are scheduled to lapse on 1,228 units on 2/23/15 and on 533 units on 2/21/16.

(7) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2011, the restrictions subsequently lapsed on 5,307 units.

(8) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2012, the restrictions subsequently lapsed on 4,143 units; the restrictions are scheduled to lapse on 4,269 units on 2/23/15.

(9) Stock units subject to performance-based restrictions.  On 2/21/14, 139.5% of the original award of 6,263 performance-based restricted stock units granted on 2/21/13, or 8,737 units, were earned and the restrictions on 2,882 units lapsed.  The restrictions will lapse on 2,883 units on 2/23/15 and on 2,972 units on 2/21/16.

(10) Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 3,364 units on 2/21/14; the restrictions are scheduled to lapse on 1,895 units on 2/23/15 and on 811 units on 2/21/16.

(11) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2011, the restrictions subsequently lapsed on 9,020 units.

(12) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2012, the restrictions subsequently lapsed on 6,447 units; the restrictions are scheduled to lapse on 6,644 units on 2/23/15.

(13) Stock units subject to performance-based restrictions.  On 2/21/14, 139.5% of the original award of  9,538 performance-based restricted stock units granted on 2/21/13, or 13,306 units, were earned and the restrictions on 4,390 units lapsed.  The restrictions will lapse on 4,391 units on 2/23/15 and on 4,525 units on 2/21/16.

(14) Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 1,820 units on 2/21/14; the restrictions are scheduled to lapse on 1,097 units on 8/22/14, on 1,312 units on 2/23/15 and on 615 units on 2/21/16.

(15) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2011, the restrictions subsequently lapsed on 3,183 units.

(16) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2012, the restrictions subsequently lapsed on 4,161 units; the restrictions are scheduled to lapse on 4,289 units on 2/23/15.

(17) Stock units subject to performance-based restrictions.  On 2/21/14, 139.5% of the original award of 7,232 performance-based restricted stock units granted on 2/21/13, or 10,089 units, were earned and the restrictions on 3,328 units lapsed.  The restrictions will lapse on 3,330 units on 2/23/15 and on 3,431 units on 2/21/16.

(18) Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 3,295 units on 2/21/14; the restrictions are scheduled to lapse on 1,869 units on 2/23/15 and on 811 units on 2/21/16.

(19) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2011, the restrictions subsequently lapsed on 8,756 units.

(20) Stock units subject to performance-based restrictions.  On 2/21/14, based on meeting an EBT growth hurdle for 2012, the restrictions subsequently lapsed on 6,299 units; the restrictions are scheduled to lapse on 6,491 units on 2/23/15.

(21) Stock units subject to performance-based restrictions.  On 2/21/14, 139.5% of the original award of 9,538 performance-based restricted stock units granted on 2/21/13, or 13,306  units, were earned and the restrictions on 4,390 units lapsed.  The restrictions will lapse on 4,391 units on 2/23/15 and on 4,525 units on 2/21/16.

Fiscal Year 2013
Option Exercises and Stock Vested

The following table provides information on stock option exercises and restricted stock units vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Edward J. Heffernan	34,735	$6,981,044	47,826	(1)	$7,297,404
Charles L. Horn	-	-	16,713	(2)	$2,550,237
Bryan J. Kennedy	-	-	27,192	(3)	$4,149,157
Melisa A. Miller	-	-	12,459	(4)	$1,952,508
Bryan A. Pearson	24,000	$4,492,190	27,698	(5)	$4,226,960

All values in this table reflect gross amounts before payment of any applicable withholding tax and broker commissions.  For Stock Awards, the value realized on vesting is calculated by multiplying the number of shares vested by the average of the high and low prices of our common stock on the NYSE during the trading hours on the date of vesting.

(1) Of the 47,826 shares acquired by Mr. Heffernan on vesting, 19,108 shares were withheld to pay withholding taxes.

(2) Of the 16,713 shares acquired by Mr. Horn on vesting, 6,056 shares were withheld to pay withholding taxes.

(3) Of the 27,192 shares acquired by Mr. Kennedy on vesting, 10,452 shares were withheld to pay withholding taxes.

(4) Of the 12,459 shares acquired by Ms. Miller on vesting, 4,992 shares were withheld to pay withholding taxes.

(5) Of the 27,698 shares acquired by Mr. Pearson on vesting, 13,722 shares were withheld to pay withholding taxes.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2013, including contributions by each NEO and by the company and earnings on contributions credited during 2013.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Edward J. Heffernan	$869,040	$40,000	$300,880	$0	$4,571,987
Charles L. Horn	$38,500	$40,000	$12,550	$0	$220,638
Bryan J. Kennedy	$180,654	$26,021	$20,796	$0	$377,739
Melisa A. Miller	$400,138	$14,853	$57,116	$0	$880,038
Bryan A. Pearson(4)	$0	$49,153	$29,700	$0	$250,434

(1) In 2013, the following amounts were deferred from salary:  $315,000 by Mr. Heffernan, $38,500 by Mr. Horn and $106,704 by Mr. Kennedy.  In 2013, the following amounts were deferred from non-equity incentive compensation earned in 2012: $554,040 by Mr. Heffernan, $73,950 by Mr. Kennedy,  and $400,138 by Ms. Miller.

(2) All amounts in this column were included in the All Other Compensation column of the Summary Compensation Table above.

(3) The amounts in this column include all interest accrued on contributions under the Executive Deferred Compensation Plan for U.S. executives.  The above-market portion of such earnings, as defined by the SEC, is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above.  For Mr. Pearson, the amount in this column reflects the deemed investment earnings (losses) credited pursuant to the terms of the LoyaltyOne SERP.

(4) Mr. Pearson is a Canadian executive.  As a result, he is not eligible for Alliance Data’s EDCP which is offered to U.S. executives.  LoyaltyOne SERP amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars.  We used an exchange rate of .9414 U.S. Dollars per Canadian Dollar, which was the prevailing exchange rate as of December 31, 2013, to convert the amounts paid to U.S. Dollars.

Potential Payments upon Termination or Change in Control

The following table shows estimated payouts to our NEOs in the event of a termination of employment under the circumstances described under the caption “Termination Following a Change in Control,” and assuming such event occurred as of December 31, 2013.  In accordance with rules prescribed by the SEC, the amounts included with respect to equity awards have been calculated using the closing price of our common stock on December 31, 2013, which was $262.93.  A change in control, however, did not occur on December 31, 2013 and the employment of our NEOs was not terminated on that date.

We believe that executive performance generally may be hampered by distraction, uncertainty and other activities in the event of an actual or threatened change in control event. In September 2003, in order to reduce such adverse effects, we entered into change in control agreements with the then current executive officers, which included Mr. Heffernan.  The actual amounts that will be paid or provided to Mr. Heffernan upon an event described in the table below (if such an event were to occur) may differ from the amounts shown.

Messrs. Horn, Kennedy and Pearson and Ms. Miller did not have any contractual payments due upon any termination or change in control as of December 31, 2013 and are therefore not included in the information shown below.  Pursuant to our long-term equity grant agreements, in the event of a change in control, if the compensation committee fails to exercise its discretion to accelerate the award or fails to provide for the award’s assumption, substitution or other continuation, such awards would automatically vest prior to such change in control, resulting in a payout of $6,916,900, $10,908,177, $10,734,643 and $6,984,998, respectively, to each of Messrs. Horn, Kennedy and Pearson and Ms. Miller assuming such change in control occurred on December 31, 2013.

Edward J. Heffernan

Payments and Benefits Upon Separation	Change in Control: Termination Without Cause or Termination by Executive Officer for Good Reason		Termination for Any Reason Other than in Connection with a Change in Control
Severance Amount	$5,250,000	(1)	-
Pro Rata Target Non-Equity Incentive Compensation for 2013	$1,575,000	(2)	-
Benefits	$26,194	(3)	-
Value of Accelerated Equity	$21,797,686	(4)	-
Excise Tax and Gross-Up(5)	-		-

(1) Represents the severance amount pursuant to the change in control agreement described above, and is equal to two times the sum of Mr. Heffernan’s current base salary and target non-equity incentive compensation.

(2) Represents Mr. Heffernan’s target annual cash bonus prorated for the portion of the year worked, which in this case is the full year, pursuant to the change in control agreement.

(3) Represents equivalent medical, dental and hospitalization coverage and benefits pursuant to the change in control agreement described above, and is estimated at two times the sum of the cost of Mr. Heffernan’s current equivalent benefits.

(4) Represents the intrinsic value of Mr. Heffernan’s accelerated stock options and the value of Mr. Heffernan’s accelerated restricted stock and restricted stock units as if exercised or sold on December 31, 2013, calculated in each case using the closing price of our common stock on December 31, 2013 ($262.93).

(5) The company annually assesses whether it would have incurred a tax gross-up obligation under Mr. Heffernan’s change in control agreement had a change in control occurred on the last day of the applicable fiscal year. The company estimates that no tax gross-up obligation would have been incurred under this agreement if there had been a qualifying termination of Mr. Heffernan's employment immediately following a change in control event on December 31, 2013.

Director Compensation

Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors. Non-employee director compensation typically includes an annual cash retainer, cash meeting fees and annual equity awards consisting of restricted stock units.  Like our executive officers, we review the non-employee director total compensation annually. For 2013, Meridian collected and analyzed comprehensive market data that we used as a benchmark for what we would expect to pay to remain competitive. However, market data is only one of the factors that we consider when assessing the reasonableness of non-employee director compensation. We feel this approach to non-employee director compensation is appropriate because: (1) we are a public company; (2) there continues to be an increased focus on corporate governance, which has been a corresponding drain on the available talent pool for directors; and (3) we want to align our non-employee director compensation plan with our executive compensation plans.

For the 2013-2014 service term of the board of directors, which began in June 2013 and ends in June 2014, the non-employee directors had the opportunity to receive some or all of the annual cash retainer, committee retainers and meeting fees in the form of equity in lieu of cash.  The chairman of the board has the opportunity to receive the additional $100,000 annual retainer in the form of equity in lieu of cash.  Non-employee director compensation for the 2013-2014 service term of the board of directors included:

• an annual cash retainer of $65,000;
• chairman of the board retainer of $100,000;
• audit committee chair retainer of $25,000;
• audit committee member retainer of $5,000;
• compensation committee chair retainer of $20,000;
• nominating/corporate governance committee chair retainer of $15,000;
• a cash fee per board of directors meeting of $1,500;
• a cash fee per committee meeting for committee members (other than committee chairs) of $1,000;
• a cash fee per committee meeting for committee chairs of $1,500; and
• an annual equity award valued at $120,000 ($110,000 for the 2012-2013 service term).

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce K. Anderson	$71,500	$129,016	-	-	-	-	$200,516
Roger H. Ballou	$102,000	$122,349	-	-	$5,169	-	$229,518
Lawrence M. Benveniste, Ph.D.	$79,750	$132,259	-	-	$10,569	-	$222,578
D. Keith Cobb	$122,500	$122,349	-	-	$1,172	-	$246,021
E. Linn Draper, Jr., Ph.D.	-	$227,220	-	-	$1,987	-	$229,207
Kenneth R. Jensen	$93,000	$122,349	-	-	-	-	$215,349
Robert A. Minicucci	-	$305,602	-	-	-	-	$305,602

The annual cash amounts, other than the board of directors and committee meeting fees, and equity awards, if any, are paid at the beginning of the director’s service year, and prior year board of directors and committee meeting fees are paid at the end of the service year.  Time-based restrictions on the restricted stock units granted to non-employee directors in 2013 will lapse on the earlier of (1) June 30, 2023 or (2) termination of the director’s service on our board of directors.  The exercise price for stock options granted in prior years is the fair market value of our common stock on the date of the grant, which, according to the terms of each of our equity plans, is equal to the average of the high and low prices on the NYSE during the trading hours on the date of grant.  Stock options expire ten years after the date of grant, if unexercised.  In addition to our stock ownership guidelines for our directors and executive officers, we have also built stock ownership restrictions into the grants of equity made to the non-employee directors since 2008, with each grant of restricted stock units containing restrictions that lapse on the earlier of 10 years from the date of grant or termination of the director’s service on our board of directors.

We offer our non-employee directors the option to defer up to 50% of their cash compensation under our Non-Employee Director Deferred Compensation Plan.  Any non-employee director is eligible to participate in the Non-Employee Director Deferred Compensation Plan. To be eligible to make contributions, a director must complete and file an enrollment form prior to the beginning of the calendar year in which the director performs the services for which the election is to be effective.  Each of Messrs. Ballou, Benveniste and Cobb elected to make such a deferral in 2013.  Participants in the Non-Employee Director Deferred Compensation Plan are always 100% vested in their contributions and related earnings.  The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised entirely of above-market earnings on compensation deferred pursuant to the Non-Employee Director Deferred Compensation Plan, as described below.  Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7.5% annual interest rate credited by the company on contributions during 2013.  This interest rate may be adjusted periodically by the committee of management that administers the Non-Employee Director Deferred Compensation Plan, which committee also administers the Executive Deferred Compensation Plan.

The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under FASB ASC 718, which represents the closing market price of our common stock of $180.19 per share on the grant date of July 1, 2013. Awards granted in 2013 and included in the Stock Awards column were granted pursuant to the 2010 Omnibus Incentive Plan, discussed in further detail above under the caption “Equity Incentive Compensation.”

We have also entered into an indemnification agreement with each of our directors.  These indemnification agreements contain substantially the same terms as described above with respect to our executive officers.

(1) Edward J. Heffernan is not included in this table because he was an executive officer of the company during 2013 and thus received no compensation for his service as a director.  The compensation received by Mr. Heffernan as an executive officer of the company is shown in the Summary Compensation Table above.

(2) This column includes the following amounts deferred pursuant to the Non-Employee Director Deferred Compensation Plan:  $80,000 by Mr. Ballou, $70,000 by Dr. Benveniste and $53,500 by Mr. Cobb.  For the 2012-2013 service term, Messrs. Anderson, Draper and Minicucci each elected to receive 100%, and Dr. Benveniste 50%, of their meeting fees for meetings held during 2012 in the form of equity in lieu of cash, and Messrs. Draper and Minicucci each elected to receive 100%, and Dr. Benveniste 50%, of their meeting fees for meetings held during 2013 in the form of equity in lieu of cash.  Messrs. Draper and Minicucci each elected to receive 100% of their annual cash retainer and committee retainer in the form of equity in lieu of cash for the 2013-2014 service term.

Director Aggregate Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards (#)	Option Awards Exercisable (#)	Option Awards Unexercisable (#)
Bruce K. Anderson	10,864(1)	-	-
Roger H. Ballou	9,356(2)	-	-
Lawrence M. Benveniste, Ph.D.	10,760(3)	-	-
D. Keith Cobb	7,164(4)	-	-
E. Linn Draper, Jr., Ph.D.	13,418(5)	-	-
Kenneth R. Jensen	8,187(6)	2,512	-
Robert A. Minicucci	17,465(7)	-	-

(1) Includes 2,388 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 2,619 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 1,889 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 1,907 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 1,345 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 716 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

(2) Includes 1,876 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 2,145 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 1,367 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 1,915 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 1,374 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 679 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

(3) Includes 2,388 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 3,333 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 2,024 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 1,335 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 946 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 734 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

(4) Includes 1,365 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 1,904 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 1,136 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 1,211 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 869 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 679 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

(5) Includes 2,388 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 3,333 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 2,344 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 2,410 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 1,682 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 1,261 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

(6) Includes 2,388 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 1,904 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 1,136 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 1,211 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 869 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 679 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

(7) Includes 2,388 restricted stock units on which the restrictions will lapse on the earlier of (i) July 1, 2018 or (ii) termination of the director’s service on the company’s board of directors; 3,452 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2019 or (ii) termination of the director’s service on the company’s board of directors; 4,404 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2020 or (ii) termination of the director’s service on the company’s board of directors; 3,246 restricted stock units on which the restrictions will lapse on the earlier of (i) June 29, 2021 or (ii) termination of the director’s service on the company’s board of directors; 2,279 restricted stock units on which the restrictions will lapse on the earlier of (i) June 28, 2022 or (ii) termination of the director’s service on the company’s board of directors; and 1,696 restricted stock units on which the restrictions will lapse on the earlier of (i) June 30, 2023 or (ii) termination of the director’s service on the company’s board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 7, 2014 (or such other date as set forth below): (1) by each director and nominee for director; (2) by each of the named executive officers included in the Summary Compensation Table set forth under the caption “Director and Executive Officer Compensation”; (3) by all of our directors and executive officers as a group; and (4) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. The shares owned by our directors and named executive officers, as indicated below, may be pledged pursuant to the terms of the individual’s customary brokerage agreements.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)

Bruce K. Anderson	844,080	1.6%
Roger H. Ballou	3,148	*
Lawrence M. Benveniste, Ph.D.	0	*
D. Keith Cobb	0	*
E. Linn Draper, Jr., Ph.D	8,456	*
Edward J. Heffernan(2)	220,143	*
Charles L. Horn	15,757	*
Kenneth R. Jensen(3)	59,756	*
Bryan J. Kennedy(4)	102,552	*
Melisa A. Miller	13,823	*
Robert A. Minicucci	102,723	*
Bryan A. Pearson(5)	122,129	*
All directors and executive officers as a group (14 individuals)(6)	1,518,021	2.8%
Bank of America Corporation (7)	2,789,033	5.1%
100 North Tryon Street Charlotte, North Carolina 28255
BlackRock, Inc.(8)	3,911,806	7.2%
40 East 52nd Street New York, New York 10022
FMR LLC(9)	3,020,427	5.6%
245 Summer Street Boston, Massachusetts 02210
The Vanguard Group, Inc.(10)	3,420,993	6.3%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of April 7, 2014, and restricted stock units that may vest into shares of common stock within 60 days of April 7, 2014, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.  The percentage of shares beneficially owned is based upon 54,377,062 shares of common stock outstanding as of April 7, 2014. In the second quarter of 2009, we entered into prepaid forward transactions pursuant to which we purchased 1,857,400 shares of our common stock, which are to be delivered over a settlement period in 2014.  These shares are treated as retired for purposes of calculating our shares outstanding, but remain outstanding for certain corporate law purposes, including stockholder votes.

(2)	Includes options to purchase 56,042 shares of common stock, which are exercisable within 60 days of April 7, 2014.

(3)	Includes options to purchase 2,512 shares of common stock, which are exercisable within 60 days of April 7, 2014.

(4)	Includes options to purchase 12,596 shares of common stock, which are exercisable within 60 days of April 7, 2014.

(5)	Includes options to purchase 39,352 shares of common stock, which are exercisable within 60 days of April 7, 2014.

(6)
Includes options to purchase an aggregate of 110,502 shares of common stock, which are exercisable within 60 days of April 7, 2014 held by Messrs. Heffernan, Jensen, Kennedy and Pearson.  The 14 individuals are comprised of Mses. Epperson, Miller and Santillan, and Messrs. Anderson, Ballou, Benveniste, Cobb, Draper, Heffernan, Horn, Jensen, Kennedy, Minicucci and Pearson.

(7)
Based on a Schedule 13G filed with the SEC on February 14, 2014, Bank of America Corporation beneficially owns 2,789,033 shares of common stock over which it has shared voting power with respect to 2,760,946 of such shares and shared dispositive power with respect to 2,787,306 of such shares, through its subsidiaries Bank of America, N.A., Merrill Lynch International, Merrill Lynch Professional Clearing Corp., Merrill Lynch Pierce Fenner & Smith, Inc. and US Trust Company of Delaware.

(8)
Based on a Schedule 13G/A filed with the SEC on January 28, 2014, BlackRock, Inc. beneficially owns 3,911,806 shares of common stock, over which it has sole voting power with respect to 3,247,615 of such shares and sole dispositive power with respect to all of such shares, through its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., Blackrock Investment Management, LLC, BlackRock Japan Co. Ltd. and BlackRock Life Limited.

(9)
Based on a Schedule 13G/A filed with the SEC on February 14, 2014, each of FMR LLC and its chairman Edward C. Johnson 3d beneficially owns 3,020,427 shares of common stock over which they have sole dispositive power with respect to all of such shares and over which they have sole voting power with respect to 263,970 of such shares, in part through subsidiaries of FMR LLC, including Fidelity Management & Research Company, Fidelity SelectCo, LLC, Fidelity Management Trust Company, Strategic Advisers, Inc., Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company, Crosby Advisors LLC and FIL Limited.

(10)
Based on a Schedule 13G/A filed with the SEC on February 10, 2014, The Vanguard Group, Inc. beneficially owns 3,420,993 shares of common stock over which it has sole voting power with respect to 79,908 of such shares; shared dispositive power with respect to 73,608 of such shares; and sole dispositive power with respect to 3,347,385 of such shares, in part through its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

PROPOSAL TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, which implemented Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are asking that our stockholders approve, on an advisory and non-binding basis, the compensation of our NEOs as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and the narrative discussion related thereto.  This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the relevant philosophy, policies and practices used in determining such compensation.

As set forth under the caption “Compensation Discussion & Analysis,” our total executive compensation program, assuming sustained above industry-average performance, is designed to reward executive officers at competitive levels. However, the total executive compensation program is also structured to significantly reduce rewards for performance below expectations.  The compensation committee believes that this design will attract, retain, and motivate executive officers with the quality and profile required to successfully lead the company and each of its segments in our highly competitive and evolving industries.  Payout of certain components of both our non-equity incentive plan compensation and long-term equity incentive plan compensation are subject to meeting or exceeding performance-based metrics set for each fiscal year.  The compensation committee sets the performance targets at the beginning of the fiscal year based on certain assumptions about our performance.  In 2014, as in prior years, the compensation committee, in determining the actual payout for the 2013 performance-based long-term equity incentive compensation, exercised its discretion to exclude certain items that were not included in those assumptions.

As previously reported and discussed in this proxy statement, while the economic environment continued to slowly improve, our fiscal year 2013 financial performance included a year-over-year increase of 19% in revenue and 18% in net income, a 13% increase in net income per diluted share, a 15% increase in adjusted EBITDA, a 20% increase in core earnings and a 15% increase in core earnings per diluted share.  See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA, core earnings and core earnings per diluted share.

For the reasons set forth directly above, we are asking our stockholders to indicate their support for this Proposal Two and the compensation paid to our NEOs as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to Alliance Data’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and the narrative discussion related thereto.”

This vote is advisory, and therefore not binding on Alliance Data, the board of directors or the compensation committee.  However, both the board of directors and the compensation committee value the opinion of Alliance Data’s stockholders and will work to address concerns to the extent that there is any significant vote in opposition to the compensation of our NEOs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION PAID TO ALLIANCE DATA’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH THE COMPENSATION DISCLOSURE RULES AND REGULATIONS OF THE SEC.

 REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors assists the board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of the company’s financial statements; (2) the company’s compliance with legal and regulatory requirements; (3) the independent accountant’s qualifications and independence; and (4) the performance of the company’s internal audit department.  The audit committee appoints, compensates, and oversees the work of the independent accountant.  The audit committee reviews with the independent accountant the plans and results of the audit engagement, approves and pre-approves professional services provided by the independent accountant, considers the range of audit and non-audit fees, and reviews the adequacy of the company’s financial reporting process.  The audit committee met with the independent accountant without the presence of any of the other members of the board of directors or management and met with the full board of directors without the presence of the independent accountant to help ensure the independence of the independent accountant. The board of directors has adopted a written charter for the audit committee, posted at http://www.alliancedata.com.

The audit committee obtained from the independent accountant, Deloitte & Touche LLP, a formal written statement describing all relationships between the company and the independent accountant that might bear on the accountant’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board (United States), and has discussed with the independent accountant the independent accountant’s independence.  Based on the foregoing, the audit committee has satisfied itself that the non-audit services provided by the independent accountant are compatible with maintaining the independent accountant’s independence.  The audit committee reviewed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.  The lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated at least every five years.  The audit committee also discussed with management, internal audit, and the independent accountant the quality and adequacy of the company’s disclosure controls and procedures.  In addition, the audit committee reviewed with internal audit the risk-based audit plan, responsibilities, budget, and staffing.

The audit committee reviewed and discussed with management, internal audit and the independent accountant the company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  The audit committee discussed the classification of deficiencies under standards established by the Public Company Accounting Oversight Board (United States).  Management determined and the independent accountant concluded that no identified deficiency, nor the aggregation of same, rose to the level of a material weakness based on the independent accountant’s judgment.

The audit committee reviewed and discussed with management and the independent accountant the audited financial statements for the year ended December 31, 2013. Management has the responsibility for the preparation of the financial statements and the reporting process. The independent accountant has the responsibility for the examination of the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Based on the review and discussions with management and the independent accountant as described in this report, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

This report has been furnished by the current members of the audit committee.

D. Keith Cobb, Chair
Lawrence M. Benveniste
Kenneth R. Jensen

PROPOSAL THREE:  RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During fiscal year 2013, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services.  See “Fees and Services” below.  A representative of Deloitte & Touche LLP is expected to be present at the 2014 annual meeting and will have an opportunity to make a statement if so desired and to answer appropriate questions from the stockholders.

In connection with the audit of the 2013 financial statements, we entered into an engagement letter with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP performed audit services for us.  That engagement letter is subject to a limitation on our right to assign or transfer a claim without the prior written consent of Deloitte & Touche LLP.  The audit committee does not believe that such provision limits the ability of stockholders to seek redress from Deloitte & Touche LLP.

Required Vote and Recommendation

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Three, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 will be ratified.  Votes marked “For” Proposal Three will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. An “Abstention” with respect to Proposal Three will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the effect of a vote “Against” Proposal Three.  Except as otherwise directed and except for those proxies representing shares held in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan for which no voting preference is indicated, proxies solicited by the board of directors will be voted to approve the selection by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification. If the stockholders do not ratify the selection, the audit committee will reconsider whether it is appropriate to select a different independent registered public accounting firm. In such event, the audit committee may retain Deloitte & Touche LLP, notwithstanding the fact that the stockholders did not ratify the selection, or may select another independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the audit committee reserves the right in its discretion to select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Fees and Services

The billed fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, during 2012 and 2013 were as follows:

	2012	2013
Audit Fees(1)	$3,502,659	$3,418,015
Audit-Related Fees(2)	267,129	174,500
Tax Fees(3)	354,234	147,838
All Other Fees(4)	-	31,980
Total Fees	$4,124,022	$3,772,333

(1)
Consists of fees for the audits of our financial statements for the years ended December 31, 2012 and 2013, reviews of our interim quarterly financial statements, and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Consists of fees for accounting consultations, credit card receivables master trust securitizations, review and support for securities issuances as well as acquisition assistance.

(3)	Consists of fees for tax consultation and advice and tax return preparation.

(4)	Consists of all other non-audit related fees, including annual subscription licenses.

Our audit committee has resolved to pre-approve all audit and permissible non-audit services to be performed for us by our independent accountant, Deloitte & Touche LLP.  The audit committee pre-approved all fees noted above for 2012 and 2013.  Non-audit services that have received pre-approval include tax preparation, tax consultation and advice, assistance with our securitization program and acquisition assistance. The audit committee has considered whether the provision of the above services is compatible with maintaining the registered public accounting firm’s independence. The members of our audit committee believe that the payment of the fees set forth above would not prohibit Deloitte & Touche LLP from maintaining its independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Our directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to us and representations from our directors and executive officers, we believe that all Section 16(a) filing requirements for the year ended December 31, 2013 applicable to our directors, executive officers and greater than 10% beneficial owners were satisfied. Based on written representations from our directors and executive officers, we believe that no Forms 5 for directors, executive officers and greater than 10% beneficial owners were required to be filed with the SEC that have not been filed for the year ended December 31, 2013.

INCORPORATION BY REFERENCE

With respect to any filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings “Compensation Committee Report” and “Report of the Audit Committee” shall not be incorporated into such filings nor shall it be deemed “filed.”

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

If you and other residents at your mailing address own shares of common stock in “street name,” your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented and will send one copy of either our Notice of Internet Availability of Proxy Materials or of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt.

IN ANY EVENT, IF YOU DID NOT RECEIVE AN INDIVIDUAL COPY OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT, WE WILL PROMPTLY SEND A COPY UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE.  REQUESTS SHOULD BE DIRECTED TO LEIGH ANN K. EPPERSON, CORPORATE SECRETARY, ALLIANCE DATA SYSTEMS CORPORATION, 7500 DALLAS PARKWAY, SUITE 700, PLANO, TEXAS 75024 OR (214) 494-3000.

OTHER MATTERS

The board of directors knows of no matters that are likely to be presented for action at the 2014 annual meeting other than the re-election of directors; the advisory vote on executive compensation; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014, as previously described. If any other matter properly comes before the 2014 annual meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

By Order of the Board of Directors

/s/ Robert A. Minicucci
Robert A. Minicucci
Chairman of the Board

April 21, 2014
Plano, Texas

APPENDIX A

In addition to financial measures presented in accordance with generally accepted accounting principles, or GAAP, we present financial measures that are non-GAAP measures, such as adjusted EBITDA, core earnings and core earnings per diluted share. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provide useful information regarding our performance and overall results of operations. These metrics are an integral part of our internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the table below. The financial measures presented are consistent with our historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

Adjusted EBITDA:	Year Ended December 31, 2013
Net income	$496.2
Income tax expense	297.2
Total interest expense, net	305.5
Depreciation and other amortization	84.3
Amortization of purchased intangibles	131.8
EBITDA	1,315.0
Stock compensation expense	59.2
Adjusted EBITDA	$1,374.2

Core Earnings:
Net income	$496.2
Add back non-cash non-operating items:
Stock compensation expense	59.2
Amortization of purchased intangibles	131.8
Non-cash interest expense (1)	86.2
Non-cash mark-to-market gain on interest rate derivatives	(8.5)
Income tax effect (2)	(95.5)
Core earnings	$669.4

Weighted average shares outstanding – diluted	66.9
Core earnings per share – diluted	$10.01

(1)	Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.

(2)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

A-1

AllianceData.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2014 (11:59 p.m., Eastern Time, on June 2, 2014 for Alliance Data Systems 401(k) and Retirement Savings Plan participants).

Vote by Internet

- Go to **www.envisionreports.com/ads**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Alliance Data Systems Corporation Annual Meeting Of Stockholders Proxy Card (1234 5678 9012 345)

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Bruce K. Anderson	☐	☐	☐	02 - Roger H. Ballou	☐	☐	☐	03 - Lawrence M. Benveniste	☐	☐	☐
04 - D. Keith Cobb	☐	☐	☐	05 - E. Linn Draper, Jr.	☐	☐	☐	06 - Kenneth R. Jensen	☐	☐	☐

	For	Against	Abstain
2. Advisory approval of executive compensation.	☐	☐	☐
3. To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of Alliance Data Systems Corporation for 2014.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. MANAGEMENT PRESENTLY IS NOT AWARE OF ANY SUCH MATTERS TO BE PRESENTED FOR ACTION.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AllianceData.

Proxy — Alliance Data Systems Corporation

Notice of 2014 Annual Meeting of Stockholders

Annual Meeting of Stockholders
10:00 a.m. (local time) Thursday, June 5, 2014
7500 Dallas Parkway, Suite 700
Plano, Texas 75024

This Proxy is Solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Annual Meeting on June 5, 2014.

By signing this proxy, you revoke all prior proxies and appoint Charles L. Horn and Laura Santillan, and each of them, with each having the full power to appoint his or her substitute, to represent and to vote all of the shares of Common Stock of Alliance Data Systems Corporation you held in the account on April 7, 2014 at the Annual Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. Your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 4, 2014 in order to be included in the tabulation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS INDICATED AND VOTED "FOR" THE APPROVAL OF PROPOSALS TWO AND THREE, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

In their discretion, Mr. Horn and Ms. Santillan are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

NOTICE TO PARTICIPANTS IN THE ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN
This card also constitutes confidential voting instructions for participants in the Alliance Data Systems 401(k) and Retirement Savings Plan. By signing this proxy, you revoke all prior proxies and appoint Wells Fargo Bank, N.A., directed trustee, having the full power to appoint its substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your ADS Stock Fund on April 7, 2014, in the manner specified on the other side of this proxy. Wells Fargo Bank, N.A. will only vote shares as directed and will not vote those for which no direction is received. Your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 2, 2014 in order to be included in the tabulation.